Exhibit 2.1
Execution Version
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
NUANCE COMMUNICATIONS, INC.
EASTON ACQUISITION CORPORATION
ESCRIPTION, INC.
U.S. BANK, NATIONAL ASSOCIATION, as Escrow Agent
AND
PAUL EGERMAN, as Stockholder Representative
Dated as of April 7, 2008

Execution Version

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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INDEX OF EXHIBITS AND SCHEDULES

Exhibit	Description

Exhibit A	Form of Employee Proprietary Information, Inventions and Non-Competition Agreement

Exhibit B-1	Founder Offer Letter of Ben Chigier

Exhibit B-2	Founder Offer Letter of Paul Egerman

Exhibit C	Form of Certificate of Merger

Exhibit D	Form of Company’s Standard Proprietary Information Agreement

Exhibit E	List of Persons for Purposes of Determining Company Knowledge

Exhibit F	Legal Opinion of Counsel to the Company

Exhibit G	Termination Fee

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     THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of April 7, 2008 by and among Nuance Communications, Inc., a Delaware corporation (“Parent”), Easton Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), eScription, Inc., a Delaware corporation (the “Company”), U.S. Bank, National Association, to act as escrow agent hereunder, and as a party to this Agreement solely with respect to ARTICLE VII herein (the “Escrow Agent”) and Paul Egerman, who will serve as the representative of the Company’s stockholders, and is referred to herein from time to time as the “Stockholder Representative.”
RECITALS
     A. The Boards of Directors of each of Parent, Sub and the Company believe it is in the best interests of each company and its respective stockholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger.
     B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein.
     C. A portion of the consideration payable in connection with the Merger shall be placed in escrow as security for the indemnification obligations set forth in this Agreement.
     D. The Company, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.
     E. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, each of the Founders (as defined below) is entering into an Employee Proprietary Information, Inventions and Non-Competition Agreement, each in substantially the form attached hereto as Exhibit A (the “Employee Proprietary Information, Inventions and Non-Competition Agreements”) with Parent or the Surviving Corporation, as determined by Parent, that will held in escrow by counsel to Parent and become automatically effective immediately following the Effective Time (as defined below).
     F. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent to enter into this Agreement, each of the Founders is entering into an offer letter with Parent in the respective forms attached hereto as Exhibits B-1 and B-2 (the “Founder Offer Letters”) that will held in escrow by counsel to Parent and become automatically effective at the Effective Time.
     G. Immediately following the execution and delivery of this Agreement, Stockholders holding at least 4,000,000 shares of Company Common Stock (as defined below) shall deliver written consents adopting this Agreement and approving the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger. At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter referred to as the “Surviving Corporation.”
     1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 9.1 hereof, the closing of the Merger (the “Closing”) will take place as promptly as practicable after the execution and delivery of this Agreement by the parties hereto, and following satisfaction or waiver of the conditions set forth in ARTICLE VI hereof, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 1301 Avenue of the Americas, 40th Floor, New York, New York 10019, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as Exhibit C, with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in accordance with the applicable provisions of Delaware Law (the time of the acceptance of such filing by the Secretary of State of the State of Delaware such filing shall be referred to herein as the “Effective Time”).
     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     1.4 Formation Documents.
          (a) Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is eScription, Inc.”

          (b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.
     1.5 Management.
          (a) Directors of the Company. Unless otherwise determined by Parent prior to the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Interim Surviving Corporation until their successors are duly elected and qualified.
          (b) Officers of the Company. Unless otherwise determined by Parent prior to the Effective Time, the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.
          (c) Resignation of Officers and Directors. At the Closing, the Company shall deliver to Parent a written resignation from each of the officers and directors of the Company effective as of the Effective Time.
     1.6 Effect of Merger on the Capital Stock of the Constituent Corporations.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               (i) “Aggregate Exercise Value” shall mean the aggregate exercise price of all Company Vested Options.
               (ii) “Assumed Vested Option” shall mean an Assumed Option into which a Company Vested Option shall have converted pursuant to Section 1.6(e)(i) hereof.
               (iii) “Business Day[s]” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in New York, New York are authorized or obligated by law or executive order to close.
               (iv) “Cash Consideration” shall mean (1) $340,000,000, less (2) the amount of Third Party Expenses set forth on the Statement of Expenses.
               (v) “Cash Consideration Per Share” shall mean (1) the Cash Consideration, divided by (2) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

               (vi) “Closing Price” shall mean the volume-weighted sales price per share rounded to four decimal places of Parent Common Stock on the Nasdaq Global Select Market for the consecutive period of five Business Days beginning at 9:30 a.m. New York time on the fifth Business Day immediately preceding the Effective Time and concluding at 4:00 p.m. New York time on the first Business Day immediately preceding the Effective Time, as calculated by Bloomberg Financial LP under the function “NUAN Equity AQR.”
               (vii) “Code” means the Internal Revenue Code of 1986, as amended, and with respect to any specific section of the Code referenced in this Agreement, the regulations promulgated thereunder.
               (viii) “Common Value Per Share” shall mean (1) Cash Consideration plus the Equity Consideration Value, divided by (2) the Company Common Stock Deemed Outstanding.
               (ix) “Company Capital Stock” shall mean the Company Common Stock and any other shares of capital stock, if any, of the Company, taken together.
               (x) “Company Common Stock” shall mean shares of common stock, par value $0.001 per share, of the Company.
               (xi) “Company Common Stock Deemed Outstanding” shall mean the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, including the shares of Common Stock issuable upon the exercise of the Company Vested Options.
               (xii) “Company Material Adverse Effect” shall mean any change, event or effect that is materially adverse to the business, assets (whether tangible or intangible), financial condition, results of operations or capitalization of the Company, taken as a whole; provided, however, that the term Company Material Adverse Effect shall not include (i) any change, event or effect relating to the industry or markets in which the Company operates, (ii) any adverse change that results from economic, regulatory, political conditions generally or acts of terrorism or war (other in the case of (i) or (ii) than those that have had a materially disproportionate adverse affect relative to other industry participants on the Company), (iii) any changes, events, circumstances, conditions or effects (including, any customer implementation delays) resulting directly from the announcement or pendency of this Agreement or the transactions contemplated hereby, (iv) any changes in GAAP, or (v) any action required by the specific terms of this Agreement or taken at the written request of Parent or Sub.
               (xiii) “Company Options” shall mean all issued and outstanding options (including commitments to grant options) to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any person or entity, each of whom are listed on Section 2.2(b) of the Disclosure Schedule.
               (xiv) “Company Unvested Option” shall mean each Company Option (or portion thereof) that is not a Company Vested Option.

               (xv) “Company Vested Option” shall mean each Company Option (or portion thereof) that is vested (and has not been exercised) immediately prior to the Effective Time.
               (xvi) “Contingent Cash Consideration Per Share” shall mean an amount of cash (rounded to the nearest whole cent) equal to the lesser of (1) the Signing Price, less the Registration Price (if such difference results in a negative number, such result shall be deemed to be $0), and (2) $4.4489.
               (xvii) “Contingent Cash Escrow Amount” shall mean an amount of cash equal to the Remaining Escrow Percentage, multiplied by the lesser of (1) the Escrow Shares Value, less the Survival Escrow Value (if such difference results in a negative number, such result shall be deemed to be $0), and (2) $5,000,000.
               (xviii) “Equity Consideration” shall mean a number of shares of Parent Common Stock equal to (1) the Equity Consideration Value, divided by (2) the Signing Price, and rounded down to the nearest whole share.
               (xix) “Equity Consideration Value” shall mean (1) $60,000,000, plus (2) the Aggregate Exercise Value.
               (xx) “Escrow Amount” shall mean a number of shares of Parent Common Stock equal to (1) $20,000,000 (the “Escrow Shares Value”), divided by (2) the Signing Price, and rounded to the nearest whole share (the “Escrow Shares”).
               (xxi) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
               (xxii) “Founders” shall mean Paul Egerman and Ben Chigier.
               (xxiii) “GAAP” shall mean United States generally accepted accounting principles consistently applied.
               (xxiv) “Knowledge” or “Known” shall mean with respect to the Company the knowledge of the persons listed on Exhibit E hereto.
               (xxv) “Merger Consideration” shall mean the Cash Consideration and the Stockholder Equity Consideration.
               (xxvi) “Option Exchange Ratio” shall mean the quotient obtained by dividing (1) the Common Value Per Share, by (2) the Closing Price.
               (xxvii) “Optionholder” shall mean any person holding Company Options.
               (xxviii) “Option Payments” shall mean any payments made by the Company to any Optionholder (1) in exchange for, or in consideration of, cancellation of such Optionholder’s Company Options or (2) pursuant to repurchases of Company Common Stock after the date hereof.

               (xxix) “Parent Common Stock” shall mean the common stock, par value $0.001 per share, of Parent.
               (xxx) “Parent Material Adverse Effect” shall mean any change, event or effect that (1) is materially adverse to the business, assets (whether tangible or intangible), financial condition, operations or capitalization of Parent and its Subsidiaries, taken as a whole, or (2) will or is reasonably likely to materially impede the ability of Parent to timely consummate the transactions contemplated by this Agreement in accordance with the terms hereof; provided, however, that, for purposes of clause (1) above, in no event shall any of the following be taken into account in determining whether there has been or will be a Company Material Adverse Effect: (A) any effects resulting from changes affecting the industry in which Parent operates generally (which changes do not disproportionately affect Parent in any material respect), (B) any effects resulting from changes affecting general United States or worldwide economic or capital market conditions (which changes do not disproportionately affect Parent in any material respect), (C) any change in Parent’s stock price or trading volume, or (D) any change, event or effect which does not or is not reasonably likely to result in a material diminution of the value of the consideration to be received by the Stockholders.
               (xxxi) “Plan” shall mean the Company’s 1999 Employee, Director and Consultant Stock Option Plan.
               (xxxii) “Pro Rata Portion” shall mean for each Stockholder, the fraction equal to the quotient obtained by dividing (1) the number of shares of Company Common Stock held by such Stockholder, by (2) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.
               (xxxiii) “Registration Date” shall mean the date on which the Registration Time occurs.
               (xxxiv) “Registration Price” shall mean the volume-weighted sales price per share rounded to four decimal places of Parent Common Stock on the Nasdaq Global Select Market for the Registration Date beginning at 9:30 a.m. New York time on the Registration Date and concluding at 4:00 p.m. New York time on the Registration Date, as calculated by Bloomberg Financial LP under the function “NUAN Equity AQR.”
               (xxxv) “Registration Time” shall mean the time on which the SEC declares the Stockholder Registration Statement to be, or the Stockholder Registration Statement shall automatically become, effective, subject to Section 8.2 hereof.
               (xxxvi) “Related Agreements” shall mean the Certificate of Merger, the Employee Proprietary Information, Inventions and Non-Competition Agreements, the Founder Offer Letters, and all other documents executed and delivered by the parties hereto in connection with the transactions contemplated hereby.

               (xxxvii) “Remaining Escrow Percentage” shall mean, as of the Survival Date, (1) the number of shares held in the Escrow Fund that are released to the Stockholders, divided by (2) the Escrow Shares.
               (xxxviii) “RSU Exchange Ratio” shall mean the quotient obtained by dividing (1) the Common Value Per Share, by (2) the Closing Price.
               (xxxix) “SAS-100” shall mean Statement of Auditing Standards No. 100.
               (xl) “SEC” shall mean the United States Securities and Exchange Commission.
               (xli) “Securities Act” shall mean the Securities Act of 1933, as amended.
               (xlii) “Signing Price” shall mean $17.7954 (reflecting the volume-weighted sales price per share rounded to four decimal places of Parent Common Stock on the Nasdaq Global Select Market for the consecutive period of five Business Days beginning at 9:30 a.m. New York time on the fifth Business Day immediately preceding the date of this Agreement and concluding at 4:00 p.m. New York time on the first Business Day immediately preceding the date of this Agreement, as calculated by Bloomberg Financial LP under the function “NUAN Equity AQR.”
               (xliii) “Stockholder” shall mean any holder of any Company Capital Stock immediately prior to the Effective Time, each of whom is listed on Section 2.2(a) of the Disclosure Schedule, as updated pursuant to Section 1.8(a) hereof.
               (xliv) “Statement of Expenses” shall have the meaning set forth in Section 5.4 hereof.
               (xlv) “Stockholder Equity Consideration” shall mean that number of shares of Parent Common Stock equal to (1) the Equity Consideration, less (2) the Vested Option Amount.
               (xlvi) “Stockholder Equity Consideration Per Share” shall mean that number of shares of Parent Common Stock equal to (1) the Stockholder Equity Consideration, divided by (2) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.
               (xlvii) “Subsidiary” shall mean any corporation more than fifty percent (50%) of whose outstanding voting securities, or any partnership, limited liability company, joint venture or other entity more than fifty percent (50%) of whose total equity interest, is directly or indirectly owned by Parent or the Company, as the case may be.
               (xlviii) “Survival Escrow Value” shall mean (1) the Escrow Shares, multiplied by (2) the Survival Price.

               (xlix) “Survival Price” shall mean the volume-weighted sales price per share taken to four decimal places of Parent Common Stock on the Nasdaq Global Select Market for the Survival Date, as calculated by Bloomberg Financial LP under the function “NUAN Equity AQR”, or such later date as provided in Section 7.1 hereof.
               (l) “Third Party Expenses” shall have the meaning set forth in Section 5.4 hereof.
               (li) “Total Company RSUs” shall mean that number of shares of Company Common Stock subject to Company RSUs equal to dividing (1) $10,000,000, by (2) the Common Value Per Share (with such Common Value Per Share calculated, for these purposes only, as of the date the Company RSUs are granted).
               (lii) “Vested Option Amount” shall mean that number of shares of Parent Common Stock equal to (1) the number of shares of Company Common Stock issuable upon exercise of all Company Vested Options multiplied by the Common Value Per Share, divided by (2) the Signing Price.
               (liii) “Well-Known Seasoned Issuer” shall have the meaning set forth in Rule 405 promulgated by the SEC under the Securities Act.
          (b) Effect on Capital Stock; Form of Payment of Consideration.
               (i) Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of shares of the Company Capital Stock, each outstanding share of Company Capital Stock, (excluding, for the avoidance of doubt, Company Options, Company RSUs and Founder Equity) issued and outstanding immediately prior to the Effective Time (and subject to the escrow provisions contained herein), upon the terms and subject to the conditions set forth in this Section 1.6(b) hereof (including the escrow provisions of Section 1.6(c) hereof) and throughout this Agreement, upon surrender of the certificate representing such shares of Company Capital Stock in the manner provided in Section 1.9 hereof, will be cancelled and extinguished and be converted automatically into the right to receive the (1) Stockholder Equity Consideration Per Share and (2) the Cash Consideration Per Share. For the avoidance of doubt, Company RSUs, Company Options and Founder Equity shall not be considered Company Common Stock or Company Capital Stock for purposes of Section 1.6 hereof except as set forth Section 1.6(e) hereof.
               (ii) Form of Payment of Consideration. In satisfaction of the amounts to which each Stockholder is entitled under Section 1.6(b)(i) hereof, each Stockholder shall be entitled to receive for each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time held by such Stockholder (1) the Stockholder Equity Consideration Per Share, and (2) the Cash Consideration Per Share. In no event, for purposes of this Section, however, will a Stockholder receive consideration in excess of the amount to which such Stockholder is entitled under Section 1.6(b)(i) hereof.

          (c) Reduction for Escrow Amount. Each distribution made to a Stockholder pursuant to Section 1.6(b) hereof shall be reduced by a number of shares, rounded to the nearest whole share, equal to such Stockholder’s Pro Rata Portion of the Escrow Shares, and such Stockholder’s Pro Rata Portion of the Escrow Shares shall be deposited in the Escrow Fund as provided herein.
          (d) Contingent Cash Consideration. At the Registration Time, if the Signing Price is greater than or equal to the Registration Price, each Stockholder entitled to receive Parent Common Stock pursuant to Section 1.6(b) hereof at the Closing, shall automatically be entitled to receive, and shall receive, as soon as reasonably practicable for each share of Parent Common Stock such Stockholder is entitled to receive pursuant to Section 1.6(b) hereof (excluding the Escrow Shares to be deposited in the Escrow Fund with respect to such Stockholder), the Contingent Cash Consideration Per Share.
          (e) Treatment of Company Options and Company RSUs.
               (i) With respect to each Company Option that is outstanding immediately prior to the Effective Time, Parent shall, at its sole discretion and pursuant to a written election of Parent to the Company made a reasonable period of time prior to the Closing, agree to either (1) assume such Company Option in accordance with the terms set forth below in this Section 1.6(e)(i) or (2) cause all such Company Options to accelerate and terminate in accordance with their respective terms (each referred to herein as a “Cashed-Out Option”) and Parent will make a cash payment to the holder of each such Cashed-Out Option in an amount equal to (A) the number of shares of Company Common Stock issuable upon exercise of each Company Option held by such holder immediately prior to the Effective Time, multiplied by (B) the Common Value Per Share, and minus (C) the aggregate amount necessary to exercise all of the Company Options held by such holder. If Parent elects to assume all Company Options, (1) each such assumed Company Option shall thereby be converted into an option (an “Assumed Option”) to purchase the number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (2) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Option shall be equal to the quotient obtained by dividing the per share exercise price of the Company Option immediately prior to the Closing Date by the Option Exchange Ratio, rounded up to the nearest whole cent, provided, however, that each of Parent and the Company shall use its reasonable best efforts to ensure that the per share exercise price and the number of shares of Parent Common Stock subject to each Company Option shall be determined in a manner consistent with the requirements of Section 409A of the Code; and provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the per share exercise price, the number of shares of Parent Common Stock subject to such Company Option and the terms and conditions of exercise of such Company Option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

               (ii) All the terms and conditions in effect for each Assumed Option immediately prior to the Effective Time shall continue in full force and effect following the assumption of such option in accordance with this Agreement.
               (iii) At the Effective Time, each outstanding restricted stock unit award of the Company (each, a “Company RSU”) that is outstanding immediately prior to the Effective Time, whether or not then vested (each, an “Assumed Unit”), up to the Total Company RSUs shall be assumed by Parent. Each Assumed Unit shall be converted into an award to receive that number of shares of Parent Common Stock equal to the product obtained by multiplying (1) the number of shares of Company Common Stock subject to such Assumed Unit immediately prior to the Effective Time, by (2) the RSU Exchange Ratio, rounded down, if necessary, to the nearest whole share of Parent Common Stock. Each Assumed Unit shall otherwise be subject to the same terms and conditions (including as to vesting and issuance) as were applicable under the respective Company RSU immediately prior to the Effective Time.
               (iv) Prior to the Effective Time and subject to the reasonable review and approval of Parent, the Company shall take all actions necessary to give effect to the provisions of this Section 1.6(e), including (1) obtaining necessary consents by the Board of Directors of the Company, (2) providing any notices to and obtaining any consents from holders of Company Options, and (3) amending the terms of its equity incentive plans or arrangements. Company shall take no action, other than those actions contemplated by this Agreement or as set forth in Section 1.6(e)(iv) of the Disclosure Schedule, which will cause or result in the accelerated vesting of the Company Unvested Options or the Company RSUs.
               (v) Parent shall assume, in its sole and absolute discretion, the Plan, with such assumption being effective as of the Effective Time. Upon receipt of written notice from Parent confirming its intent to assume the Plan, the Company shall take such actions prior to the Effective Time as are reasonable and appropriate to effect the provisions of this Section 1.6(e)(v), including, without limitation, (1) taking such actions as may be required to confirm that the Board of Directors of Parent (or any of its committees) shall, effective as of the Effective Time, become the administrator of the assumed Plans and shall have any and all amendment authority with respect thereto, and (2) adopting such amendments and obtaining such consents as may be required to effect the assumption of the Plan contemplated by this Section 1.6(e)(v).
               (vi) Prior to the Effective Time, and subject to the reasonable review and approval of Parent, the Company shall have taken all actions necessary to effect the transactions anticipated by this Section 1.6(e) and Section 5.10(b) hereof under the Plan, all Company Option agreements, all Company RSU agreements and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all required notices and obtaining any required consents necessary to effectuate the provisions of this Agreement.
          (f) No Fractional Shares. No fraction of a share of Parent Common Stock will be issued pursuant to the Merger, but in lieu thereof, each Stockholder who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such Stockholder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Signing Price. Notwithstanding anything in this Section 1.6 to the contrary, in no event shall Parent be obligated to distribute in the aggregate shares of Parent Common Stock in excess of the Stockholder Equity Consideration or, subject to Section 1.6(d) hereof, cash in excess of the Cash Consideration.
          (g) Withholding Taxes. Notwithstanding any other provision in this Agreement, Parent, the Company, Sub, the Escrow Agent, and the Exchange and Paying Agent (as defined in Section 1.9(a) hereof) shall have the right to deduct and withhold Taxes (as defined in Section 2.11 hereof) from any payments to be made hereunder if such withholding is required by law and to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from any recipients of payments hereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Stockholder or other recipient of payments in respect of which such deduction and withholding was made.
          (h) Capital Stock of Sub. Each share of Common Stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation. Each share of Common Stock of the Surviving Corporation issued and outstanding immediately after the Effective Time shall be converted into and exchanged for the applicable corresponding interest of the Surviving Corporation. Each stock certificate of the Surviving Corporation evidencing ownership of any such shares shall continue to evidence the applicable corresponding interest in the Surviving Corporation.
     1.7 Dissenting Shares.
          (a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has not voted for the Merger, or who has not effectively withdrawn or lost such holder’s appraisal rights under Delaware Law (collectively, the “Dissenting Shares”) shall not be converted into or represent a right to receive the applicable consideration for Company Common Stock set forth in Section 1.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by Delaware Law.
          (b) Notwithstanding the provisions of Section 1.7(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Common Stock, as applicable, set forth in Section 1.6 hereof, without interest thereon, upon surrender of the certificate representing such shares.
          (c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law, and

(ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Parent or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement, or (ii) incurs any other costs or expenses, (including specifically, but without limitation, attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares (excluding payments for such shares) (together “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Section 7.2 hereof the amount of such Dissenting Share Payments.
     1.8 Parent’s Obligations Fulfilled.
          (a) At least two (2) Business Days prior to the Effective Time, the Company shall deliver to Parent a version of Section 2.2(a) of the Disclosure Schedule updated as of such date.
          (b) At least two (2) Business Days prior to the Effective Time, and thereafter within two (2) Business Days from the time Parent deposits the Merger Consideration (subject to the provisions of Section 7.4 hereof relating to escrow arrangements) with the Exchange and Paying Agent under this Agreement, the Stockholder Representative shall deliver to Parent and the Exchange and Paying Agent a schedule (each, a “Payment Schedule”) setting forth (i) the name and address of each Stockholder/former Stockholder entitled to distribution of Merger Consideration at such time, and (ii) the amount of consideration to which each such Stockholder/former Stockholder is then entitled, together with any supporting schedules and documentation (showing the number and type of shares held immediately prior to the Effective Time by each such holder, together with calculations of the amount then payable to such holder). The Stockholder Representative shall be responsible for instructing the Exchange and Paying Agent as to the distribution of such amounts then deposited. Parent and the Exchange and Paying Agent may rely on the instructions of the Stockholder Representative for distributions and shall have no responsibility or liability with respect thereto; provided, that the distribution instructions of the Stockholder Representative are followed. Upon Parent making each aggregate payment required of it under this Agreement to the Exchange and Paying Agent, Parent shall have fulfilled its obligations with respect to such payment. Neither Parent nor the Exchange and Paying Agent shall have any liability whatsoever with respect to the distribution of such payments among the Stockholders/former Stockholders of the Company.
     1.9 Surrender of Certificates.
          (a) Exchange and Paying Agent. Parent, or an institution selected by Parent, shall serve as the exchange and paying agent (Parent in such capacity, or such institution, the “Exchange and Paying Agent”) for the Merger to receive the consideration to which the Stockholders are or may be entitled to pursuant to this Agreement.
          (b) Parent to Provide Consideration. Subject to the provisions of Section 7.4 hereof relating to escrow arrangements, at the Effective Time Parent shall make available to the

Exchange and Paying Agent for exchange in accordance with this ARTICLE I the consideration payable at such times pursuant to Section 1.6 hereof in exchange for outstanding shares of Company Capital Stock; provided, however, that, Parent shall deposit into the Escrow Fund (as defined in Section 7.4(a) hereof) the shares of Parent Common Stock that comprise the Escrow Amount out of the aggregate number of shares of Parent Common Stock otherwise deliverable to the Stockholders pursuant to Section 1.6 hereof. The Pro Rata Portion of the Parent Common Stock comprising the Escrow Amount shall be deemed to be contributed to the Escrow Fund with respect to each Stockholder.
          (c) Exchange Procedures. On or after the Closing Date, Parent shall mail a letter of transmittal to each Stockholder at the address set forth opposite each such Stockholder’s name on Section 2.2(a) of the Disclosure Schedule. After receipt of such letter of transmittal, the Stockholders will surrender the certificates representing their shares of Company Capital Stock (the “Company Stock Certificates”) to the Exchange and Paying Agent for cancellation together with a duly completed and validly executed letter of transmittal. Upon surrender of a Company Stock Certificate for cancellation to the Exchange and Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of Section 1.9(e) hereof, the holder of such Company Stock Certificate shall be entitled to receive from the Exchange and Paying Agent in exchange therefor, Parent Common Stock and/or cash to which such holder is entitled pursuant to Section 1.6 hereof (less the Escrow Shares to be deposited into the Escrow Fund with respect to such Stockholder) and the Company Stock Certificate so surrendered shall be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the applicable portion of the Merger Consideration pursuant to Section 1.6 hereof in exchange for shares of Company Capital Stock (without interest) into which such shares of Company Capital Stock shall have been so converted. No portion of the Merger Consideration will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate pursuant hereto.
          (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate. Subject to applicable law, following surrender of any such Company Stock Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock. No interest shall be payable on any cash deliverable upon the exchange of any Company Capital Stock.
          (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Company Stock Certificate surrendered in exchange therefor is registered, or if any cash amounts are to be disbursed pursuant to Section 1.6 hereof to person other than the person or entity whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.
          (f) Exchange and Paying Agent to Return Consideration. At any time following the last day of the respective six (6) month period following the Effective Time, Parent shall be entitled to require the Exchange and Paying Agent to deliver to Parent or its designated successor or assign all shares of Parent Common Stock and cash that have been deposited with the Exchange and Paying Agent pursuant to Section 1.9(b) hereof, and any income or proceeds thereof, not disbursed to the holders of Company Stock Certificates pursuant to Section 1.9(c) hereof, and thereafter the holders of Company Stock Certificates shall be entitled to look only to Parent (subject to the terms of Section 1.9(g) hereof) only as general creditors thereof with respect to any and all amounts that may be payable to such holders of Company Stock Certificates pursuant to Section 1.6 hereof upon the due surrender of such Company Stock Certificates in the manner set forth in Section 1.9(c) hereof.
          (g) No Liability. Notwithstanding anything to the contrary in this Section 1.9, neither the Exchange and Paying Agent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
     1.10 No Further Ownership Rights in Company Capital Stock. The cash amounts paid and Parent Common Stock issued in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE I.
     1.11 Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Exchange and Paying Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the Stockholder who is the owner of such lost, stolen or destroyed certificates to either (i) deliver a bond in such amount as it may reasonably direct or (ii) provide an indemnification agreement in form and substance acceptable to Parent, against any claim that may be made against Parent or the Exchange and Paying Agent with respect to the certificates alleged to have been lost, stolen or destroyed.
     1.12 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Sub, and the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied by the Company to Parent (the “Disclosure Schedule”) and dated as of the date hereof, the Company hereby represents and warrants to Parent and Sub on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:
     2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the conduct of its business requires such qualification except for those jurisdictions where failure to be so qualified, licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered a true and correct copy of its certificate of incorporation and bylaws, each as amended to date and in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent. Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name. Section 2.1 of the Disclosure Schedule also lists (i) each jurisdiction in which the Company is qualified or licensed to do business, and (ii) every state or foreign jurisdiction in which the Company has employees or facilities or otherwise carries on business.
     2.2 Company Capital Structure.
          (a) The authorized capital stock of the Company consists of 5,000,000 shares of Common Stock, of which 4,000,000 shares are issued and outstanding. As of the date hereof, the capitalization of the Company is as set forth in Section 2.2(a) of the Disclosure Schedule. The Company Capital Stock is held by the persons with the domicile addresses and in the numbers of shares set forth in Section 2.2(a) of the Disclosure Schedule. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound, and together with all Company Options, except as set forth in Section 2.2(a)(i) of the Disclosure Schedule regarding Company RSUs, have been issued in compliance in all material respects with all applicable federal and state securities laws. The Company has not, and will not have, suffered or incurred any liability (contingent or otherwise) or claim, loss, damage, deficiency, cost or expense relating to or arising out of the issuance or repurchase of any Company Capital Stock or options or warrants to purchase Company Capital Stock, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement). Except as set forth in Section 2.2(a) of the Disclosure Schedule, there are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no capital stock other than the Company Capital Stock authorized, issued or outstanding.
          (b) Except for the Plan, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any person. The Company has reserved 600,000 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Plan or any other plan, agreement or arrangement (whether written or oral, formal or informal), of which [506,917] shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options, of which [418,000] are vested as of the date hereof. Except for (i) the Company Options set forth in Section 2.2(b) of the Disclosure Schedule (such schedule to contain, for each holder of Company Options, the name and address of such holder, the number of shares of Company Common Stock issuable upon exercise of such Company Options held by such holder, the vesting schedule and exercise price of such Company Options, the dates on which such Company Options were granted and will expire, and whether any Company Options are intended to be incentive stock options under the Code), (ii) the Company RSUs granted after the date hereof pursuant to Section 5.10(b) hereof, and (iii) equity of the Company to the extent issued or granted to the Founders after the date hereof pursuant to the terms of the Founder Offer Letters (the “Founder Equity”), there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting securities of the Company. Except as set forth in Section 2.2(b) of the Disclosure Schedule, there are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock. As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

     2.3 Subsidiaries. The Company has no Subsidiaries. Except as set forth in Section 2.3 of the Disclosure Schedule, the Company has not agreed, is not obligated to make, nor is bound by any Contract under which it may become obligated to make any future investment in, or capital contribution to, any other entity. Except as set forth in Section 2.3 of the Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any person.
     2.4 Authority. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by the Stockholders. The vote required to approve this Agreement by the Stockholders is set forth in Section 2.4 of the Disclosure Schedule. This Agreement and the Merger have been unanimously approved by the Board of Directors of the Company. This Agreement and each of the Related Agreements to which the Company is a party has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.
     2.5 No Conflict. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents, (ii) any Material Contract (as defined in Section 2.15 hereof), or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets (whether tangible or intangible). The Company is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor does the Company have Knowledge of any event that would constitute such a breach, violation or default with or without the lapse of time, giving of notice or both. Each Material Contract is in full force and effect, and the Company is not subject to any default thereunder, nor to the Knowledge of the Company is any party obligated to the Company pursuant to any such Material Contract subject to any default thereunder. Section 2.5 of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Material Contracts as are required thereunder in connection with the Merger, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company under such Material Contracts from and after the Effective Time. Following the Effective

Time, the Surviving Corporation will be permitted to exercise all of its rights under the Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Material Contracts had the transactions contemplated by this Agreement not occurred.
     2.6 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental or regulatory authority, instrumentality, agency or commission (each, a “Governmental Entity”), is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and under the comparable non-U.S. competition laws the parties reasonably determine apply, and (iii) the adoption of this Agreement and approval of the transactions contemplated by this Agreement by the Stockholders in accordance with the Charter Documents and Delaware Law.
     2.7 Company Financial Statements.
          (a) Section 2.7 of the Disclosure Schedule sets forth the Company’s (i) audited balance sheet as of December 31, 2005, and the related audited statements of income, cash flow and stockholders’ equity for the twelve (12) month period then ended, and (ii) audited balance sheet as of December 31, 2006 and the related audited statements of income, cash flow and stockholders’ equity for the twelve (12) month period then ended (the financial statements referred to in clauses (i) and (ii) collectively, the “Year-End Financials”), and (iii) unaudited balance sheet as of December 31, 2007 (the “Balance Sheet Date”), and the related unaudited statement of income, cash flow and stockholders’ equity for the twelve month period then ended (the “Interim Financials”). The Year-End Financials and the Interim Financials (collectively referred to as the “Financials”) have been prepared in accordance with GAAP (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP) consistently applied on a consistent basis throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto). The Financials fairly present in all material respects the Company’s financial condition, results of operations and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end audit adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”
          (b) Any financial statements provided by the Company pursuant to Section 5.14 hereof, when delivered, will (i) have been derived from the books and records of the Company, and (ii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company at the dates and for the periods indicated in accordance with GAAP and Regulation S-X promulgated under the Exchange Act (“Regulation S-X”), except as indicated in the footnotes thereto.
     2.8 No Undisclosed Liabilities. The Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP) (“Liabilities”), which individually or in the aggregate (i) has not been reflected in the Current Balance Sheet, or (ii) has not arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date.
     2.9 Internal Controls. The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the Company’s consolidated assets; (iii) access to the Company’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of the Company’s assets is compared with existing assets as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the Company’s consolidated assets; (v) accounts, notes and other receivables and inventory are recorded accurately, and adequate procedures are implemented to effect the collection thereof on a timely basis; and (vi) there are adequate procedures in place regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets. As of the date of this Agreement, to the Company’s Knowledge, except as is not material to the Company: (i) there are no significant deficiencies in the design or operation of the Company’s internal controls over financial reporting which could adversely affect the Company’s ability to record, process, summarize and report financial data or material weaknesses in internal controls over financial reporting, and (ii) there has been no fraud that involved management or other employees of the Company who have a significant role in the Company’s internal controls over financial reporting.
     2.10 No Changes. Except as set forth in Section 2.10 of the Disclosure Schedule (specifying the appropriate subparagraph), since the Balance Sheet Date, there has not been, occurred or arisen any:
          (a) transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;
          (b) amendments or changes to the Charter Documents;
          (c) capital expenditure or commitment by the Company exceeding $100,000 individually or $500,000 in the aggregate;
          (d) payment, discharge or satisfaction, in any amount in excess of $100,000 in any one case, or $500,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company), other than payments, discharges or satisfactions in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the Current Balance Sheet;
          (e) destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company (whether or not covered by insurance);
          (f) employment dispute, including but not limited to, claims or matters raised by any individuals or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company;
          (g) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by GAAP;
          (h) adoption of or change in any material Tax (as defined below) election, adoption of or change in any Tax accounting method, entering into any Tax closing agreement, settlement or compromise of any Tax claim or assessment, or extension or waiver of the limitation period applicable to any Tax claim or assessment;
          (i) revaluation by the Company of any of its assets (whether tangible or intangible), including without limitation, writing down the value of inventory or writing off notes or accounts receivable;
          (j) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Common Stock, or any split, combination or reclassification in respect of any shares of Company Common Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Common Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);
          (k) increase in the salary or other compensation payable or to become payable by the Company to any of its respective officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company of a severance payment, termination payment, bonus or other additional salary or compensation to any such person;
          (l) agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets (whether tangible or intangible) are bound or any termination, extension, amendment or modification of the terms of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets are bound, other than agreements, contracts, covenants, instruments, leases, licenses or commitments entered into in the ordinary course of business, consistent with past practice;

          (m) sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Company outside of the ordinary course of business, including, but not limited to, the sale of any accounts receivable of the Company, or any creation of any security interest in such assets or properties;
          (n) loan by the Company to any person or entity, or purchase by the Company of any debt securities of any person or entity;
          (o) incurring by the Company of any indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;
          (p) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;
          (q) commencement or settlement of any lawsuit by the Company, the commencement, settlement, notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company or its affairs, or any reasonable basis for any of the foregoing;
          (r) notice of any claim or potential claim of ownership, interest or right by any person other than the Company of the Company Intellectual Property (as defined in Section 2.14 hereof) or of infringement by the Company of any other person’s Intellectual Property Rights (as defined in Section 2.14 hereof);
          (s) issuance or sale, or contract or agreement to issue or sell, by the Company of any shares of Company Capital Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock or any securities, warrants, options or rights to purchase any of the foregoing, except for issuances of Company Capital Stock upon the exercise of options issued under the Plans;
          (t) (i) except standard end user application service agreements entered into in the ordinary course of business, consistent with past practice, sale or license of any Company Intellectual Property or execution, modification or amendment of any agreement with respect to the Company Intellectual Property with any person or entity or with respect to the Intellectual Property Rights of any person or entity, or (ii) except in the ordinary course of business, consistent with past practice, purchase or license of any Technology or Intellectual Property Rights or execution, modification or amendment of any agreement with respect to the Technology or Intellectual Property Rights of any person or entity, (iii) agreement or modification or amendment of an existing agreement with respect to the development of any Technology or Intellectual Property Rights with a third party, or (iv) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Technology or Intellectual Property Rights to the Company;

          (u) agreement or modification to any agreement pursuant to which any other party was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products, services or technology of the Company;
          (v) event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect;
          (w) lease, license, sublease or other occupancy of any Leased Real Property (as defined in Section 2.13 hereof) by the Company; or
          (x) agreement by the Company, or any officer or employees on behalf of the Company, to do any of the things described in the preceding clauses (a) through (w) of this Section 2.10 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and the Related Agreements).
     2.11 Tax Matters.
          (a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.11(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.11(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.
          (b) Tax Returns and Audits.
               (i) The Company has (1) prepared and timely filed all required U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company, or its operations, and such Returns are true and correct and have been completed in accordance with applicable law, and (2) timely paid all Taxes required to be paid.
               (ii) The Company has timely paid or withheld with respect to its Employees and other third parties all U.S. federal, state and non-U.S. income taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal

Unemployment Tax Act amounts and other Taxes required to be withheld, and has timely paid over any such withheld Taxes to the appropriate authorities.
               (iii) The Company has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
               (iv) No audit or other examination of any Return of the Company is presently in progress, and the Company has not been notified of any request for such an audit or other examination. No adjustment relating to any Return filed by the Company has been proposed by any Tax authority. No claim has ever been made by a taxing authority that the Company is or may be subject to taxation by a jurisdiction where it does not file Returns.
               (v) As of the date of the Current Balance Sheet, the Company does not have liabilities for unpaid Taxes that have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business. The Company has identified all uncertain tax positions contained in all Returns filed by the Company, and has established adequate reserves and made any appropriate disclosures in the Financial Statements in accordance with the requirements of Financial Interpretation No. 48 of FASB Statement No. 109.
               (vi) The Company has made available to Parent or its legal counsel, copies of all Returns for the Company filed for all periods since its inception.
               (vii) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company relating or attributable to Taxes, other than Liens for Taxes not yet due and payable. The Company does not have any Knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.
               (viii) The Company has (1) not ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income tax Return, (2) not ever been a party to any Tax sharing, indemnification, allocation or similar agreement, nor does it owe any amount under such an agreement, (3) no liability for the Taxes of any person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law (including any arrangement for group or consortium relief or similar arrangement)), as a transferee or successor, by operation of law, by contract or agreement, or otherwise or (4) not ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.
               (ix) The Company has never been at any time a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

               (x) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
               (xi) The Company has not engaged in a reportable transaction under Treas. Reg. § 1.6011-4(b), including a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).
               (xii) The tax basis of the Company in its assets for purposes of determining its future amortization, depreciation and other income Tax deductions is accurately reflected on its Tax books and records.
               (xiii) The Company will not be required to include any income or gain or exclude any deduction or loss from taxable income for any taxable period or portion thereof after the Closing Date as a result of (1) any change in method of accounting for any taxable period or portion thereof ending on or prior to the Closing Date, (2) closing agreement under Section 7121 of the Code executed on or prior to the Closing Date, (or in the case of each of (1) and (2), under any similar provision of applicable law), (3) installment sale or open transaction disposition consummated on or prior to the Closing Date, or (4) prepaid amount received prior to the Closing Date.
               (xiv) The Company uses the hybrid method of accounting for tax purposes.
               (xv) The Company is not subject to Tax in any jurisdiction other than its country of incorporation or formation by virtue of having a permanent establishment, place of business or source of income in that country.
               (xvi) The Company is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (“Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.
               (xvii) Each of the Company and any predecessor to the Company has been an S corporation, within the meaning of the Code and for state Tax law purposes (except in those states which do not recognize S corporation status), at all times since inception, and has filed all forms and taken all actions necessary to maintain such status. Neither the Company, nor any predecessor to the Company, nor any Stockholder has taken any action, or omitted to take any action, which action or omission could result in the loss of S corporation status prior to the Closing.
               (xviii) The Company will not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of the Company’s assets caused by the Section 338(h)(10) Election (as defined in Section 5.16(b) hereof). The Company has not in the past 10 years, (1) acquired assets from another corporation in a transaction in which the tax basis of the acquired assets (or any other property) was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor, or (2) acquired the stock of any corporation.
          (c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company is a party, including the provisions of this Agreement, covering any Employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.
          (d) Section 409A; Stock Options and Other Equity Awards.
               (i) Except as set forth in Section 2.11(d) of the Disclosure Schedule, the Company does not sponsor or maintain a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code). Each such nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, the final or proposed regulations thereunder, and any other IRS guidance issued with respect thereto. No deferred compensation plan existing prior to January 1, 2005, which would otherwise not be subject to Section 409A of the Code, has been “materially modified” at any time after October 3, 2004. To the Company’s Knowledge, no compensation shall be includable in the gross income of any Employee as a result of the operation of Section 409A of the Code with respect to any arrangements or agreements in effect prior to Closing.
               (ii) Each Company Option, stock appreciation right, other similar right to acquire Company Common Stock, except as set forth in Section 2.11(d)(ii)(1) of the Disclosure Schedule regarding Company RSUs or Founder Equity, granted to or held by an individual or entity who is or may be subject to United States taxation (1) has an exercise price that that is not less than the fair market value of the underlying equity as of the date such Company Option, stock appreciation right or other similar right was granted, (2) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option, stock appreciation right or other similar right, (3) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of Section 409A and the proposed or final regulations or other IRS guidance issued with respect thereto), and (4) has been properly accounted for in accordance with GAAP in the Company’s audited financial statements.
     2.12 Restrictions on Business Activities. Except as set forth in Section 2.12 of the Disclosure Schedule, there is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

     2.13 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment; Customer Information.
          (a) The Company does not own any real property, nor has it ever owned any real property. Section 2.13(a) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company for the operation of its business (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto (the “Lease Agreements”) and, with respect to any current lease, license, sublease or other occupancy right the aggregate annual rental payable thereunder. All such Lease Agreements are valid and effective in accordance with their respective terms and there is not, under any of such leases, any existing default, no rentals are past due, or event of default (or event which with notice or lapse of time, or both, would constitute a default). The Company has not received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Closing will not affect the enforceability against any person of any such Lease Agreement or the rights of the Company, as applicable, to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted.
          (b) The Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted. Neither the operation of the Company on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions. The Company shall not be required to expend more than $25,000 in the aggregate under all Lease Agreements to restore the Leased Real Property at the end of the term of the applicable Lease Agreement to the condition required under the Lease Agreement (assuming the conditions existing in such Leased Real Property as of the date hereof and as of the Closing).
          (c) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.
     2.14 Intellectual Property.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

               (i) “Technology” shall mean any or all of the following (1) works of authorship including, without limitation, computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, databases, and data, (2) inventions (whether or not patentable), discoveries, improvements, and technology, (3) proprietary and confidential information, trade secrets and know how, (4) databases, data compilations and collections and technical data, (5) domain names, web addresses and sites, (6) tools, methods and processes, and (7) any and all instantiations or embodiments of the foregoing in any form and embodied in any media.
               (ii) “Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (1) patents and patent applications of any kind, (2) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (3) the protection of trade and industrial secrets and confidential information, (4) logos, trademarks, trade names and service marks, and (5) any other proprietary rights relating to Technology, including any analogous rights to those set forth above.
               (iii) “Company Intellectual Property” shall mean any and all Technology and Intellectual Property Rights that are owned by or exclusively licensed to the Company.
               (iv) “Registered Intellectual Property” shall mean Intellectual Property Rights that have been registered, applied for, filed, certified or otherwise perfected, issued, or recorded with or by any state, government or other public or quasi-public legal authority.
          (b) Section 2.14(b)(i) of the Disclosure Schedule lists all products and services offered for sale, sold or under development by Company. In addition, Section 2.14(b)(ii) of the Disclosure Schedule (i) lists all Registered Intellectual Property owned by, or filed in the name of, the Company (the “Company Registered Intellectual Property”), and (ii) lists any material proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property or Company Intellectual Property.
          (c) Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. There are no actions that must be taken by the Company within one hundred twenty (120) days following the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Registered Intellectual Property. In each case in which the Company has acquired any Intellectual Property Rights from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company, and, with respect to any such Intellectual Property Rights that are Registered

Intellectual Property, the Company has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.
          (d) All Company Intellectual Property will be fully transferable and licensable by the Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party.
          (e) Each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 2.14(b) of the Disclosure Schedule, and all Technology and Intellectual Property Rights licensed to the Company, is free and clear of any Liens other than those set forth on Section 2.14(e) of the Disclosure Schedule. The Company is the exclusive owner or exclusive licensee of all Company Intellectual Property.
          (f) The Company has not (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Rights that is or was Company Intellectual Property, to any other person, or (ii) permitted the Company’s rights in any Company Intellectual Property to enter into the public domain.
          (g) Except for the Technology and Intellectual Property Rights licensed to the Company pursuant to the in-bound licenses listed in Section 2.15(a)(xv) of the Disclosure Schedule, all Technology used in or necessary to the conduct of Company’s business as presently conducted or currently contemplated to be conducted by the Company was written and created solely by either (i) employees of the Company acting within the scope of their employment who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company, or (ii) by third parties who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company, and no third party owns or has any rights to any of the Company Intellectual Property.
          (h) The Company Intellectual Property owned by the Company, together with the Technology and Intellectual Property Rights licensed to the Company pursuant to the licenses listed in Section 2.15(a)(xv) of the Disclosure Schedule, constitutes all of the Technology and Intellectual Property Rights used in, necessary to or otherwise would be infringed by the conduct of the business of the Company as it currently is conducted or planned to be conducted by the Company, including, without limitation, the design, development, marketing, manufacture, use, import and sale of any product, technology or service (including products, technology or services currently under development). Except as set forth in Section 2.14(h) of the Disclosure Schedule, the Surviving Corporation will own or possess sufficient rights to all Technology and Intellectual Property Rights immediately following the Closing Date that are necessary to the operation of the business of the Company as it currently is conducted and as currently planned to be conducted by the Company without infringing on the Intellectual Property Rights of any person.
          (i) No third party that has licensed Technology or Intellectual Property Rights to the Company has ownership rights or license rights to improvements or derivative works made by the Company in such Technology or Intellectual Property Rights that have been licensed to the Company.
          (j) Section 2.14(j) of the Disclosure Schedule lists all contracts, licenses and agreements between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company, or such other person of the Intellectual Property Rights of any person other than the Company.
          (k) The operation of the business of the Company as it has been conducted, is currently conducted and is currently contemplated by the Company to be conducted, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, distribution, manufacture and sale of any product, technology or service (including products, technology or services currently under development) of the Company has not infringed or misappropriated, does not infringe or misappropriate, and will not infringe or misappropriate when conducted by Parent and/or the Surviving Corporation following the Closing in the manner currently planned to be conducted by the Company, any Intellectual Property Rights of any person, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. The Company has not received notice from any person claiming that such operation or any act, any product, technology or service (including products, technology or services currently under development) or Technology of the Company infringes or misappropriates any Intellectual Property Rights of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).
          (l) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or the Surviving Corporation by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in: (i) Parent, the Surviving Corporation or any of their Subsidiaries granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to Parent the Surviving Corporation or any of their Subsidiaries, (ii) Parent, the Surviving Corporation or any of their Subsidiaries being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, or (iii) Parent or the Surviving Corporation being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.
          (m) To the Knowledge of the Company, no person or entity has infringed or misappropriated or is infringing or misappropriating any Company Intellectual Property.
          (n) Except as set forth in Section 2.14(n) of the Disclosure Schedule, the Company has, and enforces, a policy requiring each employee, consultant, and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms (in the forms set forth in Exhibit D hereto), and all current and former employees, consultants and contractors of the Company have executed such an agreement in substantially the

Company’s standard form. To the extent that any Technology has been developed or created independently or jointly by any person other than the Company for which the Company has, directly or indirectly, provided consideration for such development or creation, the Company has a written agreement with such person with respect thereto, and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Technology and all associated Intellectual Property Rights therein by the operation of law or by valid assignment, and has required the waiver of all non-assignable rights.
          (o) No Company Intellectual Property, product, technology, or service of the Company is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.
          (p) No (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company, or (iii) conduct or statement of the Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any law or regulation.
          (q) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property and no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property. No rights have been granted to any Governmental Entity with respect to any Company product, technology or service, or under any Company Intellectual Property, other than the same standard commercial rights as are granted by the Company to commercial end users of the Company products, technologies and services in the ordinary course of business. Except as set forth in Section 2.14(q) of the Disclosure Schedule, no current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.
          (r) The Company has not collected any personal information, or protected health information as that term is defined in the Health Insurance Portability and Accountability Act and its implementing regulations (“Protected Health Information”), from any third parties except as described in Section 2.14(r) of the Disclosure Schedule. The Company has complied in all material respects with all applicable laws and its respective privacy policies. True and correct copies of any and all Company privacy policies are set forth in Section 2.14(r) of the Disclosure Schedule. The execution, delivery and performance of this Agreement complies in all material respects with all applicable laws relating to privacy and the Company’s privacy policies. The Company has at all times made any and all disclosures to users or customers and obtained any consents as required by applicable laws, and none of such disclosures made or contained in any such privacy policy or in any such materials have been inaccurate, misleading, deceptive or in violation of any applicable laws.

There is no complaint to or audit, proceeding, investigation or claim against, or to the Knowledge of the Company threatened against, any of the Company or their businesses by any Governmental Entity, or by any Person in respect of the collection, use or disclosure of personal information or Protected Health Information by any Person in connection with the Company or their businesses.
          (s) The Company has taken all reasonable steps that are required or necessary to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, neither the Company nor any person or entity acting on the Company’s behalf has disclosed, delivered or licensed to any person or entity, agreed to disclose, deliver or license to any person or entity, or permitted the disclosure or delivery to any escrow agent or other person or entity of any source code owned by the Company or used in its business (“Company Source Code”). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the disclosure or delivery by or on behalf of the Company of any Company Source Code. Company Source Code means any software source code or related proprietary or confidential information or algorithms of any Company Intellectual Property.
          (t) (i) Section 2.14(t)(i) of the Disclosure Schedule lists all software or other material that is distributed as “freeware,” “free software,” “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License) that the Company uses or licenses, and identifies that which is incorporated into, combined with, or distributed in conjunction with any Company products or services (“Incorporated Open Source Software”) and identifies the type of license or distribution model governing its use. (ii) The Company’s use and/or distribution of each component of Incorporated Open Source Software complies with all material provisions of the applicable license agreement, and in no case does such use or distribution give rise under such license agreement to any rights in any third parties under any Company Intellectual Property or obligations for the Company with respect to any Company Intellectual Property, including without limitation any obligation to disclose or distribute any such Technology in source code form, to license any such Technology for the purpose of making derivative works, or to distribute any such Technology without charge.
     2.15 Agreements, Contracts and Commitments.
          (a) Except as set forth in Section 2.15 of the Disclosure Schedule (specifying the appropriate subparagraph), the Company is not a party to, nor is it bound by any of the following (each, a “Material Contract”):
               (i) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson, or consulting or sales agreement, contract, or commitment with a firm or other organization;
               (ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
               (iii) any fidelity, surety or completion bond;
               (iv) any lease of personal property having a value in excess of $50,000 individually or $100,000 in the aggregate;
               (v) any agreement of indemnification or guaranty;
               (vi) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $50,000 individually or $100,000 in the aggregate;
               (vii) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;
               (viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;
               (ix) any purchase order or contract for the purchase of materials or services involving in excess of $50,000 individually or $100,000 in the aggregate;
               (x) any agreement containing covenants or other obligations granting or containing or that otherwise subjects the Company to any current or future commitments regarding exclusive rights, non-competition, “most favored nations,” restriction on the operation or scope of its businesses or operations, or similar terms;
               (xi) any dealer, distribution, marketing, development or joint venture agreement;
               (xii) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the products, technology or services of the Company;
               (xiii) any Contracts and licenses, including out-bound licenses and application service agreements with respect to Company’s products and services, with the Company’s customers;
               (xiv) any agreement that is royalty bearing;
               (xv) any Contract with respect to any Technology or Intellectual Property rights, including, without limitation, any “inbound” licenses, “outbound” licenses and cross licenses, but excluding (1) non-exclusive inbound licenses and purchase agreements for commercial off-the-

shelf software that is generally available on non-discriminatory pricing terms for a cost of not more than $5,000 for a perpetual license for a single user or work station or $50,000 in the aggregate for all users and work stations (“Shrink-Wrap Code”), (2) non-disclosure agreements entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard form of non-disclosure agreement, and (3) customer Contracts and licenses that are otherwise required to be listed pursuant to Section 2.15(a)(xiii) hereof; or
               (xvi) any other agreement, contract or commitment that involves $50,000 individually or $100,000 in the aggregate or more and is not cancelable without penalty within thirty (30) days.
          (b) Section 2.15(b) of the Disclosure Schedule identifies whether any Material Contracts will expire, terminate or may be terminated by either party thereto, solely by the passage of time or at the election of either party, within the period ending on the Termination Date.
     2.16 Interested Party Transactions. No officer, director or stockholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold or licensed, or furnishes or sells or licenses, services, products, Technology or Intellectual Property Rights that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, or (iii) a beneficial interest in any Material Contract to which the Company is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.16. No Stockholder has any loans outstanding from the Company.
     2.17 Governmental Authorization. Each consent, license, permit, grant or other authorization (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s business as currently conducted or currently contemplated to be conducted by the Company or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company, as the case may be. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.
     2.18 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, its properties (tangible or intangible, including its products, technologies and services) or any of its officers or directors, nor to the Knowledge of the Company is there any reasonable basis therefor. There is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company, any of its properties (tangible or intangible, including its products, technologies and services) or any of its officers or directors by or before any Governmental Entity, nor to the Knowledge of the Company is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted or as presently contemplated to be conducted.
     2.19 Minute Books. The minutes of the Company made available to counsel for Parent contain complete and accurate records of all actions taken, and, to the extent created, all summaries of meetings held, by the stockholders and the Board of Directors of the Company (and any committees thereof) since the time of incorporation of the Company, as the case may be.
     2.20 Environmental Matters. The Company has complied in all material respects with all applicable laws, statutes, ordinances, rules, regulations, codes, orders, decrees or injunctions enacted for the protection of the environment (including, without limitation, air, water vapor, surface water, groundwater and soils) against contamination with Hazardous Materials (“Environmental Laws”). There is no environmental suit, action, claim or proceeding pending, or to the Knowledge of the Company, threatened, naming the Company as party thereto. No chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum or petroleum products or any fraction thereof (collectively “Hazardous Materials”, each a “Hazardous Material”) are present on any Leased Real Property or were present on any other real property at the time the same was previously operated, occupied, controlled or leased by the Company.
     The Company has not, with respect to any Leased Real Property or real property previously occupied by the Company (i) received any written notice of any alleged claim, violation of or liability under any Environmental Law or any liabilities or potential liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to cause or reasonably be expected to cause an adverse health effect to any such employee or individual, or to give rise to any liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws.
     The Company has furnished to Parent copies of all environmental assessments, reports, audits and other documents in its possession or under its control that relate to the Company’s compliance with Environmental Laws or the environmental condition of the Leased Real Property or any other real property that the Company currently or formerly has leased, subleased, or otherwise occupied.
     2.21 Brokers’ and Finders’ Fees; Third Party Expenses. Except as set forth in Section 2.21 of the Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the

Agreement or any transaction contemplated hereby. Section 2.21 of the Disclosure Schedule sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees.
     2.22 Employee Benefit Plans and Compensation.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               (i) “ERISA Affiliate” shall mean each Company Subsidiary and any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
               (ii) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, retirement benefits, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation.
               (iii) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
               (iv) “DOL” shall mean the United States Department of Labor.
               (v) “Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company or any ERISA Affiliate.
               (vi) “Employee Agreement” shall mean each management, employment, severance, change of control, retention, bonus, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, or contract (including, without limitation, any offer letter or any agreement providing for acceleration of Company Options or Company Common Stock that is unvested, or any other agreement providing for compensation or benefits) between the Company or any ERISA Affiliate and any Employee, and which the Company or any ERISA Affiliate has or may have any liability or obligation.
               (vii) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
               (viii) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

               (ix) “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.
               (x) “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally or with respect to which the Company or any ERISA Affiliate will or may have any liability with respect to Employees who perform services outside the United States.
               (xi) “IRS” shall mean the United States Internal Revenue Service.
               (xii) “PBGC” shall mean the United States Pension Benefit Guaranty Corporation.
               (xiii) “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
          (b) Schedule. Section 2.22(b)(1) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Except as set forth in Sections 5.10 and 5.12 hereof, the Company has not made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. Section 2.22(b)(2) of the Disclosure Schedule sets forth a table setting forth the name and salary of each employee of the Company.
          (c) Documents. The Company has provided to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including, without limitation, administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company, (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan, (viii) all model COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years, and

(xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.
          (d) Employee Plan Compliance. The Company has performed all obligations required to be performed by it under each Company Employee Plan, is not in default or violation of, and have no Knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance in all material respects with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter valid as to the Company, if applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.
          (e) No Pension Plans. Neither the Company nor any current or past ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plans subject to Title IV of ERISA or Section 412 of the Code.
          (f) No Self-Insured Plans. Except with respect to vacation, severance, flexible spending accounts and other cash benefits paid from the general assets of the Company or an ERISA Affiliate, neither the Company nor any ERISA Affiliate has ever maintained, established sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including, without limitation, any such plan pursuant to which a stop-loss policy or contract applies).
          (g) Collectively Bargained, Multiemployer and Multiple-Employer Plans. At no time has the Company or any current or past ERISA Affiliate contributed to or been obligated to contribute to any Pension Plan, which is a “Multiemployer Plan,” as defined in Section 3(37) of ERISA. Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.
          (h) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.
          (i) COBRA; FMLA; CRFA; HIPAA. The Company and each ERISA Affiliate has, prior to the Effective Time, complied with COBRA, FMLA, HIPAA, and any similar provisions of state law applicable to its Employees. The Company does not have unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.
          (j) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.
          (k) Section 280G. There is no agreement, plan, arrangement or other contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code as a result of the transactions contemplated by this Agreement. There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliate is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code.
          (l) Employment Matters. The Company is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules, regulations and ordinances respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours, worker classification, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, bonus benefits, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims, audits, investigations or administrative matters pending, or to the Knowledge of the Company, threatened or reasonably anticipated against the Company or any of its Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against

Company or any Company trustee under any worker’s compensation policy. The services provided by each of the Company’s and its ERISA Affiliates’ Employees is terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no liability to the Company or any ERISA Affiliate. Neither the Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.
          (m) Labor. No work stoppage or labor strike against the Company is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees and any such activities or proceedings within the preceding three (3) years. There are no actions, suits, claims, audits, investigations, administrative matters, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor matters, wages, benefits, medical or family leave, classification, safety or discrimination matters involving any Employee, including claims of wage and/or hour violations, unfair business practices, unfair labor practices, discrimination, harassment or wrongful termination complaints. Neither the Company nor any ERISA Affiliate is party to a current conciliation agreement, consent decree, or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, been a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.
          (n) WARN Act. The Company and any ERISA Affiliate have complied with the Workers Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”) and all similar state or local laws including applicable provisions of state or local Law. All liabilities and obligations relating to the employment, termination or employee benefits of any former Employees previously terminated by the Company or an Affiliate including all termination pay, severance pay or other amounts in connection with the WARN Act and all similar state laws, have been paid and no terminations prior to the Closing Dated shall result in unsatisfied liability or obligation under WARN or any similar state or local law.
          (o) No Interference or Conflict. To the Knowledge of the Company, no stockholder or Employee of the Company is obligated under any contract or agreement or subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such Employees in connection with the carrying on of the Company’s business as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such Employees is now bound.

          (p) International Employee Plan. Neither the Company nor any ERISA Affiliate currently or has it ever had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any International Employee Plan.
     2.23 Insurance. Section 2.23 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company is otherwise in material compliance with the terms of such policies and bonds. Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since the Company’s incorporation and remain in full force and effect. The Company has no Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any of such policies. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.
     2.24 Compliance with Laws.  Except as set forth in Section 2.24 of the Disclosure Schedule, the Company has complied in all material respects with, is not in violation in any material respect of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.
     2.25 Warranties; Indemnities. Except for the warranties and indemnities contained in those contracts and agreements set forth in Section 2.14(j) of the Disclosure Schedule and warranties implied by law, the Company has not given any warranties or indemnities relating to products or technology sold or services rendered by the Company.
     2.26 Bank Accounts, Letters of Credit and Powers of Attorney. Section 2.26 of the Disclosure Schedule lists (i) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (ii) all outstanding letters of credit issued by financial institutions for the account of the Company (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (iii) the name and address of each person who has a power of attorney to act on behalf of the Company. The Company has heretofore delivered to Parent true, correct and complete copies of each letter of credit and each power of attorney described in Section 2.26 of the Disclosure Schedule.
     2.27 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document (or summaries of the same) that has been requested by Parent or its counsel.

     2.28 Representations Complete.  None of the representations or warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement contains, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
     Each of Parent and Sub hereby represents and warrants to the Company that on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:
     3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Sub is newly formed and was formed solely to effectuate the Merger. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Parent Material Adverse Effect.
     3.2 Authority. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement and any Related Agreements to which Parent and Sub are parties have been duly executed and delivered by Parent and Sub and constitute the valid and binding obligations of Parent and Sub, enforceable against each of Parent and Sub in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.
     3.3 Parent Capital Structure.
          (a) The authorized capital stock of Parent consists of: (A) 560,000,000 shares of Parent Common Stock, par value $0.001 per share and (B) 40,000,000 shares of preferred stock, par value $0.001 per share, of which (x) 100,000 shares have been designated as Series A Preferred Stock (the “Parent Series A Preferred Stock”), all of which will be reserved for issuance upon exercise of preferred stock purchase rights issuable pursuant to the Preferred Shares Rights Agreement dated as of October 23, 1996, as amended and restated as of March 15, 2004 by and between Parent and U.S. Stock Transfer Corporation, a true and complete copy of which is filed as Exhibit 1 to Parent’s Registration Statement on Form 8 A filed with the SEC on March 19, 2004 and as amended as of May 5, 2005 by and between Parent and U.S. Stock Transfer Corporation, a true and complete copy of which is filed as Exhibit 4.8 to Parent’s Current Report on Form 8-K filed with the SEC on May 10, 2005 and (y) 15,000,000 shares have been designated as Series B Preferred Stock (the “Parent Series B Preferred Stock”). At the close of business on March 31, 2008: (i) 210,445,795 shares of Parent Common Stock were issued and outstanding, excluding shares of Parent Common Stock held by Parent in its treasury, (ii) 3,222,319 shares of Parent Common Stock were issued and held by Parent in its treasury, (iii) 3,562,238 shares of Parent Series B Preferred Stock were issued and outstanding and (iv) not more than 16,285,299 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding employee and director stock options to purchase shares of Parent Common Stock. No shares of Parent Common Stock are owned or held by any Subsidiary of Parent. All of the outstanding shares of capital stock of Parent are, and all shares of capital stock of Parent which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights. As of the date of the Agreement, there are no declared or accrued but unpaid dividends with respect to any shares of capital stock of Parent.
          (b) Except as set forth above, as of the close of business on March 31, 2008, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the close of business on March 31, 2008, there are not any outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries.
          (c) The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.001 per share, of which 1,000 shares are issued and outstanding. Parent is the sole stockholder of Sub and is the legal and beneficial owner of all 1,000 issued and outstanding shares. Except as contemplated by this Agreement, Sub does not hold, nor has it held, any material assets or incurred any material liabilities nor has Sub carried on any business activities other than in connection with the Merger and the transactions contemplated by this Agreement. Sub was formed at the direction of Parent, solely for purposes of effecting the Merger and the other transactions contemplated hereby.
     3.4 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (i)  such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) compliance with the pre-merger notification requirements of the HSR Act and under the comparable non-U.S.

competition laws the parties reasonably determine apply, and (iii)  the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
     3.5 Broker’s and Finders’ Fees. Except as set forth on Schedule 3.5, neither Parent nor Sub has incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.
     3.6 SEC Documents. Parent has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2005. Parent has made available to the Company all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that Parent may file subsequent to the date hereof until the Effective Time) are referred to herein as the “Parent SEC Reports.” As of their respective dates, the Parent SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC. As of the date hereof, Parent is a Well-Known Seasoned Issuer.
     3.7 Parent Financial Statements. The financial statements of Parent included in the Parent SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements to normal year-end adjustments).
     3.8 No Undisclosed Liabilities. Parent has no material obligations or liabilities of any nature (whether accrued, absolute, contingent or otherwise) other than (i) those set forth or adequately provided for in the balance sheet included in Parent’s most recently filed Quarterly Report on Form 10-Q (including the notes thereto, the “Parent Balance Sheet”), (ii) those that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, or (iii) those incurred in the ordinary course of business since the date of the Parent Balance Sheet, consistent with past practice.

     3.9 Absence of Certain Changes or Events.  Except as disclosed in the Parent SEC Reports, since the date of the most recent unaudited financial statements included in the Parent SEC Reports and through the date of this Agreement, there has not been (i) any Parent Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent’s capital stock, (iii) any amendment of any provision of the Certificate of Incorporation of Bylaws of, or of any material term of any outstanding security issued by, Parent, (iv) any material change in any method of accounting or accounting practice by Parent except for any such change required by a change in GAAP, or (v) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock.
     3.10 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.
     3.11 Information Supplied. None of the information supplied in writing by Parent for inclusion or incorporation by reference in the information provided to Stockholders in the Soliciting Materials will, at the time they are mailed to the Stockholders and at all times that stockholder consents are being solicited in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
     3.12 Capital Resources; Solvency. Parent has sufficient capital resources available to it to pay the Cash Consideration. Parent is not insolvent and consummation of the Merger and the other transactions contemplated by this Agreement will not cause Parent to become insolvent.
     3.13 Litigation. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, there is no action, suit, claim or proceeding of any nature pending, or to the knowledge of Parent, threatened, against Parent, any of its Subsidiaries, their respective properties (tangible or intangible) or any of their respective officers or directors, that has had or is reasonably like to have a Patent Material Adverse Effect, and there is no investigation or similar proceeding pending, or, to the knowledge of Parent, threatened, against Parent by or before the SEC or Nasdaq that has had or is reasonably like to have a Patent Material Adverse Effect. No Governmental Entity has at any time challenged the legal right of Parent or any of its Subsidiaries to conduct is operation as presently or previously conducted.
ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME
     4.1 Conduct of Business of the Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective

Time, the Company agrees to conduct its business, except to the extent that Parent shall otherwise consent in writing, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due (subject to Section 4.1(e) below), to pay or perform other obligations when due, and, to the extent consistent with such business, to preserve intact the present business organizations of the Company, keep available the services of the present officers and key employees of the Company and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company that arises during the period from the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the Effective Time. In addition to the foregoing, except as expressly contemplated by this Agreement and except as expressly set forth in Section 4.1 of the Disclosure Schedule, the Company shall not, without the prior written consent of Parent (which consent shall not unreasonably be withheld), from and after the date of this Agreement:
          (a) cause or permit any amendments to the certificate of incorporation, bylaws or other organizational documents of the Company;
          (b) make any expenditures or enter into any commitment or transaction exceeding $100,000 individually or $300,000 in the aggregate or any commitment or transaction of the type described in Section 2.10 hereof other than expenditures in the ordinary course of business, consistent with past practices;
          (c) pay, discharge, waive or satisfy, any indebtedness or any third party expense, in an amount in excess of $25,000 in any one case, or $100,000 in the aggregate or any other claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than with respect to such other claim, liability right or obligation, the payment, discharge or satisfaction of liabilities, that is either (i) in the ordinary course of business consistent with past practices, or (ii) reflected or reserved against in the Current Balance Sheet;
          (d) adopt or change accounting methods or practices (including any change in depreciation or amortization policies) other than as required by GAAP;
          (e) make or change any material Tax election, adopt or change any Tax accounting method, enter into any Tax closing agreement, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or file any material Return or any amended Return unless a copy of such Return has been delivered to Parent for review a reasonable time prior to filing and Parent has approved such Return;
          (f) revalue any of its assets (whether tangible or intangible), including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

          (g) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or options, warrants or other rights exercisable therefor), provided, however, that the Company may make any Option Payments;
          (h) increase the salary or other compensation payable or to become payable to any officer, director, employee or advisor, or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) of a severance payment, termination payment, bonus or other additional salary or compensation to any such person, except payments made pursuant to written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;
          (i) sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets (whether tangible or intangible), including without limitation the sale of any accounts receivable of the Company, except in the ordinary course of business and consistent with past practices;
          (j) make any loan to any person or entity or purchase debt securities of any person or entity or amend the terms of any outstanding loan agreement;
          (k) incur any indebtedness, guarantee any indebtedness of any person or entity, issue or sell any debt securities, or guarantee any debt securities of any person or entity;
          (l) waive or release any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;
          (m) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation against the Company;
          (n) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Common Stock or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, except for (i) the issuance of Company Common Stock pursuant to the exercise of outstanding Company Options, or (ii) the granting of Company Options pursuant to the Plan and the Company’s standard form of stock option agreement or the committing to grant Company Options pursuant to the Company’s standard offer letter, as applicable, to Employees hired by the Company after the date hereof and those Employees listed on Section 4.1(n)(ii) of the Disclosure Schedule (collectively the “Interim Options”), provided, however, that the number of shares of Company Common Stock issuable upon exercise of the Interim Options shall not exceed 18,000 shares for Interim Options granted or committed to be granted on or prior to June 30, 2008 and shall not exceed 21,000 shares (including the 18,000 shares referenced immediately above) for Interim Options granted or committed to be granted on or prior to December 31, 2008 and such Interim Options, if any, shall (1) have a vesting schedule consistent with the Company’s standard practice for option grants to new employees and shall not provide for accelerated vesting as a result of the transactions contemplated by this Agreement, (2) have an exercise price that that is not less than the fair market value of the underlying Company Common Stock (taking into account the Merger), and (3) be incentive stock options and have no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option;
          (o) (i) except standard end user application service agreements entered into in the ordinary course of business, consistent with past practice, sell, lease, license or transfer to any person or entity any rights to any Company Intellectual Property or enter into any agreement or modify any existing agreement with respect to any Company Intellectual Property with any person or entity or with respect to any Technology or Intellectual Property Rights of any person or entity, (ii) except in the ordinary course of business, consistent with past practice, purchase or license any Technology or Intellectual Property Rights or enter into any agreement or modify any existing agreement with respect to the Technology or Intellectual Property Rights of any person or entity, (iii) enter into any agreement or modify any existing agreement with respect to the development of any Technology or Intellectual Property Rights with a third party, or (iv) except in the ordinary course of business consistent with past practice change pricing or royalties set or charged by the Company to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed Technology or Intellectual Property Rights to the Company;
          (p) enter into or amend any agreement pursuant to which any other party is granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products, services or technology of the Company;
          (q) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreement;
          (r) amend or otherwise modify (or agree to do so), or violate the terms of, any of the Material Contracts;
          (s) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;
          (t) adopt or amend any Company Employee Plan, enter into any employment contract, pay or agree to pay any bonus or special remuneration to any director or Employee, or increase or modify the salaries, wage rates, or other compensation (including, without limitation, any equity-based compensation) of its Employees except payments made pursuant to written agreements outstanding on the date hereof and disclosed in Section 4.1(t) of the Disclosure Schedule;
          (u) discuss, announce or otherwise disseminate information to the Company’s employees regarding any severance plan or practice of the Company, whether or not the terms of such plan or practice would be triggered by the Closing;
          (v) discuss, announce or otherwise disseminate information to the Company’s employees regarding any compensation, benefits or severance plans, policies, or practices of the Parent, including whether or not said plans, policies or practice will be applicable to the Company’s employees after the Effective Time;
          (w) send any written communications (including electronic communications) to the Company’s employees regarding this Agreement or the transactions contemplated hereby, or make any oral communications to the Company’s employees that are inconsistent with this Agreement or the transactions contemplated hereby;
          (x) enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement;
          (y) hire, promote, demote or terminate any Employees, or encourage any Employees to resign from the Company other than in the ordinary course of business consistent with past practice;
          (z) alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;
          (aa) cancel, amend or renew any insurance policy, other than the purchase of a “tail” policy under the Company’s existing errors and omissions insurance policy (the “E&O Tail Policy”), the aggregate purchase price of which shall not exceed $100,000; or
          (bb) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(aa) hereof, or any other action that would (i) prevent the Company from performing, or cause the Company not to perform, their respective covenants hereunder or (ii) cause or result in any of its respective representations and warranties contained herein being untrue or incorrect.
     4.2 No Solicitation.  Until the earlier of (i) the Effective Time, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 9.1 hereof, the Company shall not (nor shall the Company permit, as applicable, any of its officers, directors, employees, stockholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (1) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company, or any amount of the Company Common Stock (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction, (2) disclose any information not customarily disclosed to any person concerning the business, technologies or properties of the Company, or afford to any person or entity access to its properties, technologies, books or records, not customarily afforded such access, (3) assist or cooperate with any person to make any proposal to purchase all or any part of the Company Capital Stock or assets of the Company, or (4) enter into any agreement with any person providing for the acquisition of the Company (other than inventory in the ordinary course of business), whether by merger, purchase of assets, license, tender offer or otherwise. The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (1), (2), (3) or (4) above. In the event that the Company or any of the Company’s affiliates shall receive, prior to the Effective Time or the termination of this Agreement in accordance with Section 9.1 hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (1), (3), or (4) above, or any request for disclosure or access as referenced in clause (2) above, the Company shall immediately (A) suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (B) notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, stockholder, agent, representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.
     4.3 Procedures for Requesting Parent Consent.  If the Company desires to take an action which would be prohibited pursuant to Section 4.1 hereof without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to both of the following individuals:

(a)	Richard Palmer, Senior Vice President Corporate Development
Telephone: (781) 565-5041
Facsimile: (781) 565-5001
E-mail address: richard.palmer@nuance.com

(b)	Garrison R. Smith, Associate General Counsel
Telephone: (781) 565-5277
Facsimile: (781) 565-5562
E-mail address: garrison.smith@nuance.com

ARTICLE V
ADDITIONAL AGREEMENTS
     5.1 Information Statement; Stockholder Approval.
          (a) As soon as practicable after the date hereof:
                    (i) the Company shall use its best efforts to obtain the Sufficient Stockholder Vote (as defined below), either at a meeting of the Company’s Stockholders or pursuant to a written stockholder consent, all in accordance with Delaware Law and the Charter Documents. In connection with such meeting of Stockholders or written stockholder consent, the Company shall submit to the Stockholders the Soliciting Materials (as defined below), which shall (i) include a solicitation of the approval of the holders of the Company Common Stock to this Agreement and the transactions contemplated hereby, including the Merger (the “Sufficient Stockholder Vote”), (ii) specify that adoption of this Agreement shall constitute approval by the Stockholders of the appointment of Paul Egerman as Stockholder Representative, under and as defined in this Agreement, (iii) include a summary of the Merger and this Agreement, (iv) include all of the information required by the securities laws and Delaware Law (with any information regarding Parent or Sub being provided by Parent), and (v) include a statement that appraisal rights are available for the Company Capital Stock pursuant to Section 262 of Delaware Law and a copy of such Section 262. Any materials to be submitted to the Stockholders in connection with the solicitation of their approval of the Merger and this Agreement (the “Soliciting Materials”) shall be subject to review and approval by Parent and shall also include the unanimous recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement and the transactions contemplated hereby, and the conclusion of the Company’s Board of Directors that that the terms and conditions of the Merger are fair and reasonable to the Stockholders. Anything to the contrary contained herein notwithstanding, the Soliciting Materials shall be subject to the review and approval of Parent prior to distribution, such approval not to be unreasonably withheld or delayed.
               (b) If the Company shall seek to obtain the Sufficient Stockholder Vote by way of a meeting of the Stockholders, the Company shall consult with Parent regarding the date of such meeting to approve this Agreement and the Merger (the “Company Stockholders’ Meeting”) and shall not postpone or adjourn (other than for absence of a quorum) the Company Stockholders’ Meeting without the consent of Parent. In the event the Company shall seek to obtain the Sufficient Stockholder Vote by written consent, immediately upon receipt of written consents of its Stockholders constituting the Sufficient Stockholder Vote, the Company shall deliver notice of the approval of the Merger by written consent of the Company’s Stockholders, pursuant to the applicable provisions of Delaware Law (the “Stockholder Notice”), to all Stockholders that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of the Company and that appraisal rights are available for their Company Common Stock pursuant to Section 262 of Delaware Law (which notice shall include a copy of such Section 262), and shall promptly inform Parent of the date on which the Stockholder Notice was sent. Notwithstanding the foregoing, the Company shall give Stockholders sufficient notice to the effect that no Stockholder will be able to exercise appraisal rights if such Stockholder has not perfected such appraisal rights in accordance with Section 262 of Delaware Law.
     5.2 Access to Information.  For purposes of integration planning, the Company shall, upon reasonable request and notice, afford Parent and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the Effective Time to (i) all of the properties, books, contracts, commitments and records of the Company, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, and (iii) all employees of the Company as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in the accordance with the terms and provisions hereof.
     5.3 Confidentiality.  Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.2 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of that certain Confidentiality Agreement by and between Parent and the Company, dated as of October 9, 2007, as amended (the “Confidential Disclosure Agreement”), between the Company and Parent. In this regard, the Company acknowledges that Parent’s common stock is publicly traded and that any information obtained by Company regarding Parent could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees not to engage in any transactions in the Parent Common Stock in violation of applicable insider trading laws.
     5.4 Expenses.  Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, including, without limitation, all legal, accounting (excluding the costs of any audit (including modifications to the Company’s 2005 and 2006 financial statements and all required work necessary to bring the Company’s 2005, 2006 and 2007 financial statements into compliance with Regulation S-X and SAS-100), any costs incurred as a result of the compliance with Section 5.14 hereof, any additional costs required to accommodate Parent’s Exchange Act requirements, and up to $100,000 of third party expenses incurred by the Company in conjunction with 338(h)(10) tax matters related to the transactions contemplated by this Agreement, which costs shall be deemed to be ordinary course expenses to be paid by the Company in the ordinary course, consistent with past practice), financial advisory, consulting, and all other fees and expenses of third parties (including any costs incurred to obtain consents, waivers or approvals as a result of the compliance with Section 5.6 hereof, but excluding the cost of the E&O Tail Policy up to the amount set forth in Section 4.1(aa) hereof) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses; provided, however, that the filing fee due to the Federal Trade Commission in respect of the filing required under the HSR Act will be paid by Parent. Third Party Expenses also shall include any Option Payments. The Company shall provide Parent with a statement of estimated Third Party Expenses incurred, or to be incurred by the Company at least four (4) Business Days prior to the Closing Date in form reasonably satisfactory to Parent. Two (2) Business Days prior to the Closing Date, the Company will deliver an updated statement of Third Party Expenses incurred, or to be incurred by the Company (the “Closing Date Third Party Expense Statement”). The Closing Date Third Party Expense Statement shall be in form reasonably satisfactory to Parent and shall be accompanied by invoices from the Company’s legal, financial and other advisors providing services in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby reflecting such advisors’ final billable Third Party Expenses. The amount of any Third Party Expenses reflected on the Closing Date Third Party Expense Statement shall be deducted from the Closing Consideration. The amount of any Third Party Expenses that are not reflected on the Closing Date Third Party Expense Statement (“Excess Third Party Expenses”), shall be subject to the indemnification provision of Section 7.2 and shall not be limited by or count towards the maximum amount of indemnification provided in Section 7.7.
     5.5 Public Disclosure.  No party shall issue any statement or communication to any third party (other than their respective agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other party, except that this restriction shall be subject to Parent’s obligation to comply with applicable securities laws and the rules of the Nasdaq Stock Market or any other securities exchange on which shares of Parent Common Stock may be listed.
     5.6 Consents.  The Company shall (i) use commercially reasonable best efforts to obtain all necessary consents, waivers and approvals of any parties to any Material Contract required to be disclosed pursuant to Section 2.15(a)(xi), Section 2.15(a)(xii), Section 2.15(a)(xiii), Section 2.15(a)(xiv), and Section 2.15(a)(xv) hereof and (ii) use commercially reasonable best efforts to obtain all necessary consents, waivers and approvals of any parties to any Material Contract, the subject matter of which relates to the Company’s relationship with a customer, required to be disclosed pursuant to Section 2.15(a)(xvi) hereof, in each case, as are required thereunder in connection with the Merger or for any such Material Contracts to remain in full force and effect, all of which are listed in Section 2.5 of the Disclosure Schedule, so as to preserve all rights of, and benefits to, the Company under such Material Contract from and after the Effective Time. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent. In the event that the other parties to any such Material Contract, including lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Material Contract, the Company shall be responsible for making all payments required to obtain such consent, waiver or approval and, such amounts shall be deemed Third Party Expenses under Section 5.4 hereof.
     5.7 FIRPTA Compliance.  On the Closing Date, the Company shall deliver to Parent a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).
     5.8 Notification of Certain Matters.  The Company shall give prompt notice to Parent of: (i) the occurrence or non-occurrence of any change or event, of which the Company has or obtains Knowledge, which is likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in a material respect at or prior to the Effective Time, and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not (1) limit or otherwise affect any remedies available to the party receiving such notice or (2) constitute an acknowledgment or admission of a breach of this Agreement. In addition, the Company will provide a separate update to the Disclosure Schedule for informational purposes only and no disclosure by the Company pursuant to this Section 5.8 shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.
     5.9 Additional Documents and Further Assurances.  Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.
     5.10 New Employment Arrangements.
          (a) Parent or the Surviving Corporation will offer substantially all of the Employees “at-will” employment by Parent and/or the Surviving Corporation, to be effective as of the Closing Date, upon proof of a legal right to work in the United States (each, an “Offer Letter”). Such “at-will” employment will: (i) be subject to and in compliance with Parent’s applicable policies and procedures, including, but not limited to, employment background checks and the execution of an employee proprietary information agreement (which proprietary information agreement shall be part of or consistent with the amendment or assignment of the non-competition agreements as contemplated by Section 5.17 hereof), governing employment conduct and performance, and (ii) provide for benefits and compensation which are substantially similar in the aggregate to the benefits and compensation provided by the Company, excluding equity based compensation, prior to Closing. Each employee of the Company who remains an employee of Parent or the Surviving Corporation after the Closing Date shall be referred to hereafter as a “Continuing Employee.” Parent or Sub shall also cause the Continuing Employees to be granted service credit for purposes of eligibility and vesting, and benefit accruals in the case of paid time off, vacation and holiday benefits, under such plans covering the Continuing Employees after Closing for each respective Continuing Employee’s service with the Company or an ERISA Affiliate of Company. In addition, if applicable, Parent or Sub shall cause any preexisting condition exclusions or waiting periods to be waived, and shall grant credit to Continuing Employees for deductibles, co-payments and out of pocket expenses previously paid by applicable Continuing Employees for the respective plan year in which the Closing occurs.

           (b) The Company shall, effective as of immediately prior to the Effective Time, grant Company RSUs to those employees and in such amounts, as mutually agreed upon by Parent and the Company. Prior to the Effective Time, and subject to the advance review and approval of Parent, the Company shall have taken all actions necessary to effect the grant of Company RSUs, including delivering all required notices, adopting amendments to the Plan, adopting a form of restricted stock unit award agreement (which shall provide, among other things, for a vesting commencement date of no earlier than the Effective Time and that such Company RSUs shall terminate in the event this Agreement is terminated pursuant to ARTICLE IX hereof), increasing the share reserve, authorizing the granting of Company RSUs, and obtaining any required consents and/or approvals necessary to effectuate the provisions of this Section 5.10(b) hereof and which may otherwise be required pursuant to applicable law. Notwithstanding anything in this Agreement to the contrary, unless otherwise agreed to by Parent, (i) the number of shares of Company Common Stock subject to Company RSUs that shall be granted pursuant to this Section 5.10(b) by the Company shall not exceed the Total Company RSUs, and (ii) the Founder Equity, to the extent granted by the Company prior to the Effective Time, shall be as provided for in the Founder Offer Letters. Parent shall prepare, subject to the Company’s approval which shall not be unreasonably withheld, any disclosure as shall be required to comply with Rule 701 of the Securities Act in connection with the granting of such Company RSUs (the “701 Disclosure”), which the Company shall distribute in accordance with Parent’s written instructions. The Company shall cooperate and provide reasonable assistance to Parent in preparing the 701 Disclosure. Each of Parent and the Company shall use its reasonable best efforts to ensure that the Company RSUs are granted in such a manner that they shall be exempt from the requirements of Section 409A of the Code pursuant to the short-term deferral rule set forth in Treas. Reg. Section 1.409A-1(b)(4).
     5.11 Delivery of Good Standing and Officer’s Certificates.  At the Closing, the Company shall deliver to Parent:
          (a) a long-form certificate of good standing from the Secretary of State of the State of Delaware, and a good standing certificate from each jurisdiction in which the Company is qualified to do business, each of which shall be dated within a reasonable period prior to Closing with respect to the Company.
          (b) a certificate, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing:
               (i) The condition set forth in Section 6.2(a) hereof has been satisfied.
               (ii) The conditions to the obligations of Parent and Sub set forth in Section 6.2 hereof have been satisfied in full (unless otherwise waived in accordance with the terms hereof).
          (c) a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, and (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Board of Directors), and (iii) that the Stockholders constituting the Sufficient Stockholder Vote have approved this Agreement and the consummation of the transactions contemplated hereby.
     5.12 Termination of 401(k) Plan.  Effective as of the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that such 401(k) Plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than five (5) business days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company or such Affiliate, as the case may be. The form and substance of such resolutions shall be subject to the reasonable review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than fifteen (15) calendar days prior to the Closing Date.
     5.13 Section 280G. The Company shall, if immediately before the Effective Time the Company no longer qualifies as a small business corporation (as defined in Section 1361(b) of the Code but without regard to Section 1361(b)(a)(C) of the Code), promptly submit to the stockholders of the Company for approval (in a manner satisfactory to Parent), by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Parent), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Effective Time the Company shall deliver to Parent evidence satisfactory to Parent that (i) a vote of the stockholders of the Company was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G Stockholder Approval”), or (ii) that the 280G Stockholder Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments and/or benefits, which were executed by the affected individuals prior to the stockholder vote.
     5.14 Financials.
          (a) The Company shall cause its affiliates, officers, employees, auditors and other representatives to cooperate with and assist Parent, as Parent may reasonably request, to enable Parent to prepare and file with the SEC, in connection with the Merger, the Current Report on Form 8-K and any additional amendments or supplements thereto required by the Securities Act or the Exchange Act, and the rules and regulations promulgated thereunder. The Company shall request the Company’s auditors to deliver, and shall use commercially reasonable efforts to take such other actions as are necessary to enable the Company’s auditors to deliver, any opinions or consents necessary for Parent to file the Financials with the SEC.
          (b) The Company shall take such actions, and shall cause its auditors to take such actions as are necessary for the preparation of the Company’s audited balance sheet as of December 31, 2007, and the related consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) month period then ended (the “2007 Audited Financials”), and the Company shall request the Company’s auditors to deliver, and shall use commercially reasonable efforts to take such other actions as are necessary to enable the Company’s auditors to deliver, any opinions or consents necessary for Parent to file the 2007 Audited Financials with the SEC.
          (c) The Company shall take such actions, and shall cause its auditors to take such actions as are necessary for the preparation or adjustment of the Year-End Financials and the 2007 Audited Financials such that the Year-End Financials and the 2007 Audited Financials are in accordance with Regulation S-X and the Year-End Financials and Interim Financials meet the requirements for inclusion in a registration statement to be filed with the SEC.
          (d) Within thirty (30) days following the last day of each fiscal quarter ending after December 31, 2007 and after the date of this Agreement, the Company shall deliver, or cause to be delivered, to Parent the unaudited balance sheet as of the last day of such fiscal quarter and as of the last day of the corresponding fiscal quarter from the prior fiscal year, and the related unaudited statement of income, cash flow, and stockholders’ equity for the three (3) month periods then ended, in each case reviewed by the Company’s independent accountants in accordance with SAS-100, and such quarterly financial statements shall be deemed “Interim Financials” under this Agreement. The Company, prior to the Effective Time, and the Stockholder Representative, on or after the Effective Time, shall request the Company’s auditors to deliver, and shall use commercially reasonable efforts to take such other actions as are necessary to enable the Company’s auditors to deliver, any opinions, consents, comfort letters, or other materials necessary for Parent to file the Audited Financials and Interim Financials in a registration statement or other filing made by Parent with the SEC or to comply with the reasonable request of an underwriter in connection with a public offering of Parent’s securities. Parent shall be entitled to include the information contained in the Financials and the 2007 Audited Financials in a registration statement or other filing made by Parent with the SEC if such registration statement or other filing is required in connection with Parent satisfying its reporting obligations under the Securities Act or the Exchange Act.
     5.15 Reasonable Efforts; Regulatory Filings.
          (a) Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to satisfy the conditions to the obligations to consummate the Merger, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.
          (b) As soon as may be reasonably practicable, the Company and Parent each shall file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as reasonably agreed by the parties to be required. The Company and Parent each shall promptly supply the other with any information which may be required in order to effectuate such filings.
          (c) Notwithstanding anything to the contrary in this Section 5.15 or in any other section of this Agreement, Parent shall not be obligated to make or agree to (i) any divestiture by Parent or the Company or any of Parent’s Subsidiaries or affiliates, of shares of capital stock or of any business, assets or property of Parent or its Subsidiaries or affiliates, or of the Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock (ii) litigate or contest, or continue to litigate or contest, any administrative or judicial action or proceeding brought by, or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent issued in favor of, any Governmental Entity asserting that the Merger, or any aspect thereof, is in violation of any antitrust, competition or similar law.
     5.16 Tax Matters.
          (a) Subchapter S Status. Neither the Company, nor any Stockholder has taken (or will take) or has omitted (or will omit) to take any action, or knows of any fact or circumstances, which action, omission, fact or circumstance could result in the loss by the Company of its status as an S corporation within the meaning of Section 1361(a) of the Code (or any comparable state law). Each of the Stockholders jointly and severally indemnifies and holds Parent and the Company harmless against any damages, including the loss of any tax benefit that would have been generated, utilized or recognized in any taxable period ending after the Closing Date as a result of the Section 338(h)(10) Election (as defined below) if made, resulting from the failure of the Company to qualify as an S corporation within the meaning of the Code (or any comparable state law).
          (b) Section 338(h)(10) Election.
               (i) In the sole discretion of Parent, the Stockholders and Parent shall make a timely, irrevocable and effective election under Section 338(h)(10) of the Code and any similar election under any applicable state, local or foreign income Tax law (collectively, the “Section 338(h)(10) Election”) with respect to Parent’s purchase of the Company Capital Stock pursuant to the Merger. If such election is made, the Cash Consideration payable to the Stockholders shall be increased by the payment of $2,285,691 of additional purchase price, which shall be paid to the

Stockholders no later than the date the Section 338(h)(10) Election for U.S. federal income tax purposes is filed.
               (ii) In the event that Parent determines pursuant to Section 5.16(b)(i) hereof to make the Section 338(h)(10) Election, Parent shall deliver to the Stockholders at least twenty (20) days prior to the due date for making the Section 338(h)(10) Election (the “Due Date”), copies of Internal Revenue Service Form 8023 and any similar forms under applicable state, local and foreign income Tax law (collectively, the “Forms”) properly completed to the extent pertaining to Parent and the transactions contemplated by this Agreement. The Forms shall be properly completed by the Stockholders to the extent pertaining to the Stockholders and duly executed by each Stockholder and an authorized person for Parent within five (5) days of delivery by Parent (“Delivery”). In the event that Parent determines pursuant to Section 5.16(b)(i) hereof to make the 338(h)(10) Election, Parent shall duly and timely file the Forms as prescribed by Treasury Regulations Section 1.338(h)(10)-1 or the corresponding provisions of applicable state, local or foreign income Tax law.
               (iii) At least twenty (20) days prior to the Due Date, Parent shall provide the Stockholder Representative with a draft of Internal Revenue Service Form 8883. Such Form 8883 shall be prepared in a manner consistent with the requirements of Section 338 and the Treasury Regulations promulgated thereunder. The Stockholder Representative shall review such Form 8883 and provide any proposed revisions to Parent within five (5) days of Delivery. Parent and the Stockholder Representative shall negotiate in good faith with respect to such proposed revisions and attempt to resolve any differences between the parties. If Parent and the Stockholder Representative are unable to reach agreement with respect to such Form 8883 within ten (10) days of Delivery, any disputed items shall be referred for timely resolution to an independent accounting firm of national reputation reasonably acceptable to Parent and the Stockholder Representative (the “Accountant”). The costs of the Accountant shall be shared equally between Parent, on the one hand, and the Stockholders, on the other hand. The determination of the Accountant with respect to the disputed items shall be conclusive and binding on Parent and the Stockholders. The Form 8883, including all information that has been agreed to or finally determined by the Accountant pursuant to this Section 5.16(b)(iii), shall be referred to as the “Final Allocation.” Each of Parent, the Company and the Stockholders shall prepare and timely file all Returns consistent with, and shall not take any Tax position inconsistent with, the Final Allocation.
          (c) Responsibility for Taxes and Tax Returns for Pre-Closing Tax Periods.
               (i) The Company shall prepare, or cause to be prepared, and shall file or cause to be filed, all Returns for the Company required to be filed on or prior to the Closing Date and the Stockholders will prepare, or cause to be prepared, and shall file or cause to be filed, all income tax Returns for the Company for all periods ending on or prior to the Closing Date, whether required to be filed prior to, on or after the Closing Date. Such Returns shall be prepared in accordance with applicable law and consistent with past practices. The Stockholders shall permit Parent to review and comment on each such Return during a reasonable period prior to filing and shall revise such Returns pursuant to Parent’s reasonable comments. Except as set forth in this

Section 5.16(c)(i), Parent shall prepare and file, or cause to be prepared and filed, all Returns for the Company required to be filed after the Closing Date.
               (ii) Subject to Parent’s right to be indemnified pursuant to this Agreement for breaches of the representations and warranties set forth in Section 2.11 hereof and the covenants set forth in Section 4.1(e) and this Section 5.16, the Company shall be solely responsible for and shall timely pay or cause to be paid any and all Taxes imposed on the Company for any taxable period, including any Taxes imposed on the Company resulting from the Section 338(h)(10) Election. The Stockholders shall be solely responsible for all Taxes assessed against the Stockholders individually other than Taxes that are the legal obligations of the Company. If any party is required to remit any Taxes that the other party is responsible to pay pursuant to this Agreement, such other party shall pay to the first party any such Taxes within ten (10) days after receipt of reasonably satisfactory evidence of the amount of such Taxes. If any party receives a refund of Taxes that the other party paid pursuant to this Agreement, the first party shall pay such refund to the other party within ten (10) days of receipt. In the event it is necessary to apportion Taxes among parties in the case of any taxable period that includes but does not end on the Closing Date (each, a “Straddle Period” ), the real, personal and intangible property Taxes (“Property Taxes” ) imposed upon the Company allocable to any period ending on or prior to the Closing Date (the “Pre-Closing Tax Period” ) shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and the Taxes (other than Property Taxes) imposed upon the Company allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended on the Closing Date, provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the period Pre-Closing Tax Period and the period after the Closing Date in proportion to the number of days in each period.
               (iii) The representations and warranties set forth in Section 2.11 hereof and the obligations set forth in this Section 5.16 and Section 4.1(e) hereof (and any claim for breach thereof) shall terminate at the close of business on the thirtieth (30th) day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof), and shall not be subject to any of the limitations on indemnification set forth in ARTICLE VII hereof. To the extent of any conflict between this Section 5.16 and any other provision of this Agreement, this Section 5.16 shall govern.
               (iv) Parent and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Returns with respect to the Company, or its operations, and any audit, litigation or other proceeding with respect to Taxes of or attributable to the Company, or its respective operations. Such cooperation shall include Parent’s retention and provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.

     5.17 Non-Competition Agreements.  The Company shall use its best efforts to cause each Employee that is a party to the Company’s Non-Competition, Non-Solicitation and Confidentiality Agreement, Non-Competition, Confidentiality and Intellectual Property Agreement, or the Company’s Confidentiality and Non-Competition Agreement to enter into an agreement (the “Employee Assignment Agreement”) between the Company and such Employee that allows the Company to assign such agreement to Parent in compliance with applicable laws, without any further action by such Employee, and the Company shall make the signing and continued effectiveness of the Employee Assignment Agreement for each employee a condition to the receipt of the Company RSUs to be granted to such employee.
ARTICLE VI
CONDITIONS TO THE MERGER
     6.1 Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of the Company and Parent to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
          (a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.
          (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be threatened or pending.
          (c) Stockholder Approval. Stockholders constituting the Sufficient Stockholder Vote shall have adopted this Agreement, and approved the transactions contemplated hereby, including the Merger and the appointment of the Stockholder Representative.
          (d) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.
          (e) Nasdaq Listing. The Parent Common Stock issuable to the Stockholders pursuant to this Agreement shall have been approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance.
          (f) Section 16(b). Parent shall take all steps reasonably necessary to cause the transactions contemplated by this Agreement and any other acquisitions of equity securities of the Parent (including derivative securities) in connection with the transactions contemplated by this

Agreement by each individual, if any, who is to become an executive officer of the Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.
          (g) Reservation of Parent Common Stock. Parent shall take all necessary corporate action to reserve for issuance that number of shares of Parent Common Stock equal to $10,000,000 divided by the RSU Price for delivery upon settlement of the Assumed Units.
     6.2 Conditions to the Obligations of Parent and Sub.  The obligations of Parent and Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent and Sub:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement (disregarding, for this purpose, all exceptions in those representations and warranties relating to materiality, Company Material Adverse Effect or any similar standard or qualification) shall be true and correct on and as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specified date, in which case as of such date), except where such failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (it being understood and agreed that, for the purposes of determining whether this condition has been satisfied with respect to the representation and warranty set forth in Section 2.14(l) hereof, Company Material Adverse Effect shall be deemed to include a material adverse effect on Parent), and (ii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company as of the Closing.
          (b) Governmental Approval. Approvals from any court, administrative agency, commission, or other federal, state, county, local or other foreign governmental authority, instrumentality, agency, or commission (if any) deemed appropriate or necessary by Parent shall have been timely obtained.
          (c) Third Party Consents. The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Material Contract which are being sought pursuant to Section 5.6 hereof.
          (d) No Material Adverse Effect. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect since the date of this Agreement.
          (e) Section 280G Payments. With respect to any payments or benefits that Parent determines may constitute a Section 280G Payment, the stockholders of the Company shall have approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such Section 280G Payments or shall have disapproved such payments and/or benefits, and, as a consequence, no Section 280G Payments shall be paid or provided for in any manner and Parent and its Subsidiaries shall not have any liabilities with respect to any Section 280G Payments.
          (f) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Parent or the Company, their respective properties or any of their respective officers or directors arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.
          (g) Required Financials. Parent shall have received: (i) a schedule of the Company’s Liabilities, dated as of a date not more than five (5) Business Days prior to the Closing Date, in a form reasonably satisfactory to Parent, (ii) the financial statements required to be delivered pursuant to Section 5.14 (the “Required Financials”) together with the consent of the Company’s auditors to the filing by Parent of the Required Financials on Form 8-K of the Exchange Act in conjunction with the transactions contemplated by this Agreement (collectively clauses (i)-(ii) the “Required Financial Information”).
          (h) Opinion of Company Counsel. Parent shall have received a legal opinion of legal counsel to the Company, substantially in the form attached hereto as Exhibit F.
     6.3 Conditions to Obligations of the Company.  The obligations of the Company and each of the Stockholders to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Sub in this Agreement (disregarding for this purpose all exceptions in those representations and warranties relating to materiality or Parent Material Adverse Effect or any similar standard or qualification) shall be true and correct on and as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specified date, in which case as of such date), except where such failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (ii) each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing
          (b) Parent Material Adverse Effect. No event shall have occurred that is reasonably likely to have a Parent Material Adverse Effect and no Parent Material Adverse Effect shall have occurred since the date of this Agreement.
          (c) Certificate of Parent. Company shall have received a certificate, validly executed on behalf of Parent by a Vice President for and on its behalf to the effect that, as of the Closing the condition set forth in Sections 6.3(a) and 6.3(b) hereof have been satisfied.

          (d) Founder Offer Letters. Parent shall have offered each Founder employment pursuant to the terms of his Founder Offer Letter, and each Founder Offer Letter shall either (i) have been accepted or (ii) remain outstanding.
ARTICLE VII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES
     7.1 Survival of Representations, Warranties and Covenants.  The representations and warranties of the Company contained in this Agreement or the Parent contained in Section 3.1, Section 3.2, Section 3.3, Section 3.4 and Section 3.12 hereof (the “Parent Indemnity Representations”), or in any certificate or other instruments delivered pursuant to this Agreement, shall survive for a period of twelve (12) months following the Closing Date (the expiration of such twelve (12) month period, the “Survival Date”, provided, however, that the representations and warranties of the Company contained in Section 2.2 and Section 2.11 hereof shall survive indefinitely and until 30 days after the expiration of the applicable statute of limitations, respectively), and provided further, however, that if, at any time prior to the close of business on the twelve (12) month anniversary of the Closing Date, a Parent Officer’s Certificate (as defined in Section 7.5(b) hereof) or a Stockholder Representative’s Certificate (as defined in Section 7.5(c) hereof) is delivered alleging Losses (as defined in Section 7.2 hereof) and a claim for recovery under Section 7.5 hereof, then the claim asserted in such notice shall survive the twelve (12) month anniversary of the Closing Date until such claim is fully and finally resolved. The representations and warranties of Parent and Sub contained in this Agreement, other than the Parent Indemnity Representations, or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing.
     7.2 Stockholder Obligations for Indemnification.  The Stockholders agree to indemnify and hold Parent and its officers, directors, and affiliates, including the Surviving Corporation (the “Parent Indemnified Parties”), harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense and diminution in value (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Parent Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of the Company contained in this Agreement or in any certificate or other instruments delivered by or on behalf of the Company pursuant to this Agreement, (ii) any failure by the Company or the Stockholders to perform or comply with any covenant applicable to it contained in this Agreement, (iii) the amount of any Excess Third Party Expenses, and/or (iv) the amount of any Dissenting Share Payments. The Stockholders shall not have any right of contribution from the Surviving Corporation or Parent with respect to any Loss claimed by a Parent Indemnified Party. For all purposes of this Section 7.2, Parent shall use commercially reasonable efforts to pursue proceeds available under the insurance policies it maintains and any Loss of any Parent Indemnified Party shall be net of (A) any insurance or other recoveries actually received by the Parent Indemnified Party in connection with the facts giving rise to the right of indemnification (after accounting for reasonable costs incurred to collect such insurance recoveries) and (B) any actual reduction of the cash Taxes of the Parent Indemnified Party in the year of the payment of such Loss as a result of such payment, after taking into account all other items of loss, deduction, or credit of such Parent Indemnified Party.
     7.3 Parent Obligations for Indemnification. Subject to the limitations set forth in this Agreement, Parent agrees to indemnify and hold the Stockholders (the “Stockholder Indemnified Parties”) harmless against any Loss or Losses incurred or sustained by the Stockholder Indemnified Parties, or any of them, directly or indirectly as a result of: (i) any breach or inaccuracy of a Parent Indemnity Representation, and/or (ii) any failure by Parent or Sub to perform or comply with any covenant or agreement applicable to either of them contained in this Agreement. For all purposes of this Section 7.3, the Stockholder Indemnified Parties shall use commercially reasonable efforts to pursue proceeds available under the insurance policies it maintains and any loss of any Stockholder Indemnified Party shall be net of (A) any insurance or other recoveries actually received by the Stockholder Indemnified Party in connection with the facts giving rise to the right of indemnification (after accounting for reasonable costs incurred to collect such insurance recoveries) and (B) any actual reduction of the cash Taxes of the Stockholder Indemnified Party in the year the claim is made for such Loss as a result of such payment, after taking into account all other items of loss, deduction, or credit of such Stockholder Indemnified Party.
     7.4 Escrow Arrangements.
          (a) Escrow Fund.
               (i) Promptly after the Effective Time, Parent shall deposit with the Escrow Agent the Escrow Amount. The shares of Parent Common Stock constituting the Escrow Amount shall be represented by a single stock certificate registered in the name of Var & Co., as nominee of the Escrow Agent. Such deposit of the Escrow Amount shall be contained in an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein. The Escrow Fund shall be security for the indemnity obligations provided for in Section 7.2 hereof. The Escrow Fund shall be available to compensate the Parent Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this ARTICLE VII. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto. Interests in the Escrow Fund shall be non-transferable.
               (ii) Subject to Section 7.4(a)(iii) hereof, if on the Survival Date, the value of the Escrow Shares (valued at the Signing Price) is greater than or equal to the Survival Escrow Value, then Parent shall deliver the Contingent Cash Escrow Amount to the Escrow Agent, together with a written notice identifying the Contingent Cash Escrow Amount, which shall constitute part of the Escrow Fund.
               (iii) If a pending claim exists on the Survival Date, a number of shares of Parent Common Stock (valuing each such share of Parent Common Stock equal to the Signing Price), of aggregate value equal to the amount of such pending claim shall be retained by the Escrow

Agent in the Escrow Fund. Once a final determination is made as to whether Parent is entitled to recover Losses in connection with such pending claim, the amount of such claim (if any) to which Parent is entitled shall be paid in Parent Common Stock (valuing each share of Parent Common Stock equal to the Signing Price) and the remainder (if any) shall be allocated to the Stockholders in accordance with their pro rata portions of the Escrow Fund.
          (b) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., local time at Parent’s headquarters, on the Survival Date (the “Escrow Period”); provided, however, that the Escrow Period shall not terminate with respect to any amount which, in the reasonable judgment of Parent, is or may be necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent and the Stockholder Representative prior to the Escrow Period termination date with respect to facts and circumstances existing prior to the Survival Date. As soon as all such claims have been resolved in accordance with Section 7.5 hereof, the Escrow Agent shall deliver the remaining portion of the Escrow Fund not required to satisfy such claims to the Stockholders. Deliveries of amounts out of the Escrow Fund to the Stockholders pursuant to this Section 7.4(b) shall be made in proportion to their respective Pro Rata Portions of the remaining shares in the Escrow Fund, with the number of shares delivered to each Stockholder rounded down to the nearest whole number of shares of Parent Common Stock, with such other adjustments as may be necessary (and agreed to between Parent the Stockholder Representative) such that the whole number of shares issued from the Escrow Fund equals the whole number of shares in the Escrow Fund. Any distribution of all or a portion of the Parent Common Stock to the Stockholders shall be made by delivery of the stock certificate held by the Escrow Agent representing the Parent Common Stock to the Parent, endorsed for transfer, with instruction to the Parent to transfer and issue, or cause its transfer agent to transfer and issue, the aggregate number of shares of Parent Common Stock being distributed, allocated among the Stockholders based upon his or her Pro Rata Portion, in each case by issuing to each such Stockholder a stock certificate, without restrictive legend thereon, representing such allocated shares, registered in his or her name set forth on the schedule delivered to the Escrow Agent at Closing and mailed by first class mail to such Stockholders’ address set forth on such schedule (or to such other address as such Stockholder may have previously instructed the Escrow Agent in writing); and, if less than all the then remaining shares of Parent Common Stock are to be so distributed and transferred, the Escrow Agent shall instruct the Parent to issue and return to the Escrow Agent (or its nominee, if the Escrow Agent shall so instruct) a stock certificate representing the remaining shares of Parent Common Stock. The Escrow Agent shall have no liability for the actions or omissions of, or any delay on the part of, the Parent in connection with the foregoing.
          (c) Protection of Escrow Fund.
               (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Section 7.4(c).

               (ii) Any opinion of counsel required to be delivered pursuant to any restrictive legend appearing on the certificate evidencing the Parent Common Stock in connection with any distribution of Parent Common Stock to be made by the Escrow Agent under or pursuant to this Agreement shall include the Escrow Agent as an addressee or shall expressly consent to the Escrow Agent’s reliance thereon, provided, however, that if Parent shall so request such an opinion of counsel, Parent shall bear the cost of providing such opinion of counsel.
               (iii) The parties hereto agree to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 to the Escrow Agent, upon the execution and delivery of this Agreement.
               (iv) Neither the Escrow Agent nor its nominee shall be under any duty to take any action to preserve, protect, exercise or enforce any rights or remedies under or with respect to the Parent Common Stock (including without limitation with respect to the exercise of any voting or consent rights, conversion or exchange rights, defense of title, preservation of rights against prior matters or otherwise). Notwithstanding the foregoing, if the Escrow Agent is so requested in a written request of the Stockholders’ Representative received by the Escrow Agent at least three (3) Business Days prior to the date on which the Escrow Agent is requested therein to take such action (or such later date as may be acceptable to the Escrow Agent), the Escrow Agent shall execute or cause its nominee to execute, and deliver to the Stockholders’ Representative a proxy or other instrument in the form supplied to it by the Stockholders’ Representative for voting or otherwise exercising any right of consent with respect to any of the Parent Common Stock held by it hereunder, to authorize therein the Stockholder’s Representative to exercise such voting or consent authority in respect of the Escrow Fund (provided that the Escrow Agent shall not be obliged to execute any such proxy or other instrument if, in its judgment, the terms thereof may subject the Escrow Agent to any liabilities or obligations in its individual capacity). The Escrow Agent shall not be under any duty or responsibility to forward to any of the parties hereto, or to notify any such parties with respect to, or to take any action with respect to, any notice, solicitation or other document or information, written or otherwise, received from an issuer or other person with respect to the Escrow Shares, including but not limited to, proxy material, tenders, options, the pendency of calls and maturities and expiration of rights.
               (v) Cash dividends, and any non-cash taxable dividends or distributions, on any shares of Parent Common Stock in the Escrow Fund shall be distributed to the Stockholders according to their Pro Rata Portion, and shall not become a part of the Escrow Fund. Any shares of Parent Common Stock or other equity securities issued or distributed by Parent after the Effective Time in a nontaxable transaction (“New Shares”) in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. The parties hereto (other than the Escrow Agent) agree that the Stockholders are the owners of any stock in the Escrow Fund. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof.

     7.5 Indemnification Claims.
          (a) Basket; Deductible.
               (i) Notwithstanding any provision of this Agreement to the contrary, except as set forth in the second sentence of this Section 7.5(a)(i), a Parent Indemnified Party may not recover any Losses under Section 7.2(i) hereof unless and until one or more Parent Officer’s Certificates (as defined below) identifying such Losses under Section 7.2(i) hereof in excess of $4,000,000 in the aggregate (the “Basket”) has or have been delivered to the Stockholder Representative and the Escrow Agent as provided in Section 7.5(b) hereof, in which case the Parent Indemnified Parties shall be entitled to recover, subject to the other limitations set forth in this Agreement, all Losses incurred in excess of $2,000,000 (the “Deductible”)(including the $2,000,000 difference between the Deductible and the Basket). Notwithstanding the foregoing, a Parent Indemnified Party shall be entitled to recover for, and neither the Basket nor the Deductible shall apply as a threshold to, any and all claims or payments made with respect to (A) all Losses incurred pursuant to clauses (ii), (iii) and (iv) of Section 7.2 hereof, and (B) Losses resulting from any breach of representation or warranty contained in Section 2.2 and (Company Capital Structure) and in Section 2.11 (Tax Matters) hereof.
               (ii) Notwithstanding any provision of this Agreement to the contrary, a Stockholder Indemnified Party may not recover any Losses under Section 7.3(i) hereof unless and until one or more Stockholder Representative’s Certificates (as defined below) identifying such Losses under Section 7.3(i) hereof in excess of the Basket has or have been delivered to Parent as provided in Section 7.5(c) hereof, in which case the Stockholder Indemnified Parties shall be entitled to recover, subject to the other limitations set forth in this Agreement, all Losses incurred in excess of the Deductible (including the $2,000,000 difference between the Deductible and the Basket).
          (b) Parent Indemnified Parties’ Claims for Indemnification. In order to seek indemnification under Section 7.2, Parent shall deliver a Parent Officer’s Certificate to the Stockholder Representative and the Escrow Agent to be received by them at any time on or before the last day of the Escrow Period; provided, however, Parent may seek indemnification for a breach of a representation and warranty of the Company contained in Section 2.2 and Section 2.11 hereof following the expiration of the Escrow Period by delivering a Parent Officer’s Certificate to the Stockholder Representative on or before the expiration of the applicable statute of limitations. Unless the Stockholder Representative shall have delivered a Stockholder Objection Notice pursuant to Section 7.5(d) hereof, the Escrow Agent shall promptly, and in no event later than the thirtieth (30th) day after its receipt of the Parent Officer’s Certificate, deliver to the Parent Indemnified Party from the Escrow Fund an amount equal to the Loss set forth in such Parent Officer’s Certificate. Any payment from the Escrow Fund to Parent Indemnified Parties shall be made in whole shares of Parent Common Stock (valuing each share of Parent Common Stock equal to the Signing Price) to the extent there remain any Escrow Shares in the Escrow Fund. For the purposes hereof, “Parent Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (i) stating that an Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, and (iii) specifying the number of whole shares of Parent Common Stock represented by such incurred and/or anticipated Losses.
          (c) Stockholder Indemnified Parties’ Claims for Indemnification. In order to seek indemnification under Section 7.3, the Stockholder Representative shall deliver a Stockholder Representative Certificate to Parent at any time on or before the last day of the Escrow Period. Unless Parent shall have delivered a Parent Objection Notice pursuant to Section 7.5(e) hereof, Parent shall promptly, and in no event later than the thirtieth (30th) day after its receipt of the Stockholder Representative Certificate, deliver in accordance with the written instructions of the Stockholder Representative, which instructions shall be conclusively binding upon the Stockholder Indemnified Part(y)(ies) and may be relied upon by Parent, for distribution to the Stockholder Indemnified Part(y)(ies) an amount equal to the Loss set forth in such Stockholder Representative’s Certificate. Any such payment shall be made either by wire transfer or check, as the Stockholder Representative may direct in its written instructions to Parent. For the purposes hereof, "Stockholder Representative’s Certificate” shall mean a certificate signed by the Stockholder Representative: (1) stating that a Stockholder Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (2) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.
          (d) Objections to Parent Indemnified Parties’ Claims for Indemnification. No such payment shall be made under Section 7.5(a) hereof if the Stockholder Representative shall object in a written statement to the claim made in the Parent Officer’s Certificate (a “Stockholder Objection Notice”), and such Stockholder Objection Notice shall have been received by Parent and the Escrow Agent prior to the expiration of the thirtieth (30th) day after its receipt of the Parent Officer’s Certificate. Notwithstanding the foregoing, the Stockholder Representative and the Stockholders hereby waive the right to object to any claims in respect of any Agreed-Upon Loss (as defined in Section 7.5(f)(v) hereof). If the Stockholder Representative does not to object in writing within such 30-day period, such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Parent Officer’s Certificate, and payment in respect of such Losses shall thereafter be made in accordance with this Section 7.5.
          (e) Objections to Stockholder Indemnified Parties’ Claims for Indemnification. No such payment shall be made under Section 7.5(c) if Parent shall object in a written statement to the claim made in the Stockholder Representative’s Certificate (a “Parent Objection Notice”), and such Parent Objection Notice shall have been delivered to the Stockholder Representative prior to the expiration of the thirtieth (30th) day after its receipt of the Stockholder Representative’s

Certificate. If Parent does not to object in writing within such 30-day period, such failure to so object shall be an irrevocable acknowledgment by Parent that the Stockholder Indemnified Part(y)(ies) is/are entitled to the full amount of the claim for Losses set forth in such Stockholder Representative’s Certificate, and payment in respect of such Losses shall thereafter be made in accordance with this Section 7.5.
          (f) Resolution of Conflicts; Arbitration.
               (i) In case the Stockholder Representative delivers a Stockholder Objection Notice in accordance with Section 7.5(d) hereof (other than Agreed-Upon Losses as defined in Section 7.5(f)(v) hereof) or Parent delivers a Parent Objection Notice in accordance with Section 7.5(e) hereof, the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a Parent Objection Notice, furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.
               (ii) If, after thirty (30) days after delivery of a Stockholder Objection Notice or a Parent Objection Notice, as the case may be, no such agreement can be reached after good faith negotiation, either Parent, on the one hand, or the Stockholder Representative on the other hand, may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Stockholder Representative. In the event that, within thirty (30) days after submission of any dispute to arbitration, Parent and the Stockholder Representative cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such thirty (30) day period, Parent and the Stockholder Representative shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If the Stockholder Representative fails to select an arbitrator during this fifteen (15) day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by Parent.
               (iii) Any such arbitration shall be held in Boston, Massachusetts, under the rules then in effect of JAMS/Endispute (“JAMS”). All expenses relating to the arbitration (but excluding each parties’ own expenses) shall be paid, including without limitation, the fees of each arbitrator and the administrative fee of JAMS shall be paid as follows: fifty percent (50%) by Parent and fifty percent (50%) by the Stockholders on the basis of the Stockholders’ respective Pro Rata Portions; provided, however, that each party shall bear its own respective expenses relating to the arbitration, including without limitation, legal and expert witness fees. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions, which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within ten (10) days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party. The prevailing party shall be awarded its costs and attorney’s fees in connection with the arbitration pursuant to this Section 7.5(f).
               (iv) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The forgoing arbitration provision shall apply to any dispute under this ARTICLE VII, notwithstanding anything to the contrary in Section 10.7 hereof.
               (v) This Section 7.5(f) shall not apply to claims made in respect of (1) any Dissenting Share Payments (as defined in Section 1.7(c) hereof), (2) any Excess Third Party Expenses (as defined in Section 5.4 hereof), or (3) any Agent Interpleader Expenses or Agent Indemnification Expenses pursuant to clauses (vi) and (vii) of Section 7.5(h) hereof (each, an “Agreed-Upon Loss”). Claims against the Escrow Fund made in respect of any Agreed-Upon Loss shall be resolved in the manner described in Section 7.5(d) above.
          (g) Third-Party Claims.
               (i) In the event Parent or the Stockholder Representative becomes aware of a third party claim (other than a claim that is the subject of an Agreed-Upon Loss) (a “Third Party Claim”) which the party becoming aware of such Third Party Claim reasonably believes may result in a demand for indemnification pursuant to this ARTICLE VII, such party shall notify the other party of such claim, and in the case of a Third Party Claim of which Parent becomes aware, Parent shall also notify the Escrow Agent. If the Third Party Claim may result in a claim against the Escrow Fund, the Stockholder Representative on behalf of the Stockholders, shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of the Stockholder Representative, no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter. In the event that the Stockholder Representative has consented to any such settlement, the Stockholders shall have no power or authority to object to the amount of any Third Party Claim by Parent. Notwithstanding anything in this Agreement to the contrary, this Section 7.5(g) shall not apply to any third party claim that is the subject of an Agreed-Upon Loss.

          (h) Escrow Agent’s Duties.
               (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement that are signed by an officer of Parent and the Stockholder Representative and are not inconsistent with the terms of this Agreement, or, in the reasonable opinion of Escrow Agent, will not result in additional obligations or liabilities to the Escrow Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent’s duties hereunder are ministerial in nature and shall not be deemed fiduciary. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.
               (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.
               (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.
               (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.
               (v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses (including losses resulting from liquidating a position in the Money Market Account), or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (1) any act or failure to act made or omitted in good faith, or (2) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

               (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Fund held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Stockholders on the basis of the Stockholders’ respective Pro Rata Portions; provided, however, that in the event any Stockholder fails to timely pay his or her Pro Rata Portion of the Agent Interpleader Expenses, the parties agree that Parent may at its option pay such Stockholder’s Pro Rata Portion of the Agent Interpleader Expenses and recover an equal amount (which shall be deemed a Loss) from such Stockholder’s Pro Rata Portion of the Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.
               (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Stockholders on the basis of the Stockholders’ Pro Rata Portions directly from the Escrow Fund; provided, however, that in the event the Stockholders’ portion of the Agent Indemnification Expenses cannot be satisfied from the Escrow Fund in full, the parties agree that Parent shall pay the shortfall of such Stockholders’ portion of the Agent Indemnification Expenses, and shall be entitled to recover such amount from each Stockholder equal to such Stockholder’s Pro Rata Portion of such amount without regard to any caps or other limits herein.
               (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the Parent and the Stockholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Stockholder Representative shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of New York or appeal to a court of competent jurisdiction to appoint a successor escrow agent and shall remain the escrow agent until such order is received. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.
               (ix) The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, or in carrying out any sale of the Escrow Fund permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account.
               (x) Notwithstanding anything to the contrary, any provision seeking to limit the liability of the Escrow Agent shall not be applicable in the event such liability arises from the gross negligence or willful misconduct of the Escrow Agent.
               (xi) Notwithstanding any term appearing in this Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any of the Escrow Fund (or take other action that may be called for hereunder to be taken by the Escrow Agent) sooner than two (2) Business Days after (i) it has received the applicable documents required under this Agreement in good form, or (ii) passage of the applicable time period (or both, as applicable under the terms of this Agreement), as the case may be.
               (xii) The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, terrorism, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.
          (i) Fees. All fees (including attorney’s fees) of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent previously delivered to Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Parent, or if the parties request a substantial modification of the terms of the Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.
          (j) Successor Escrow Agents. Any corporation or other entity into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation or other entity to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.
     7.6 Stockholder Representative.
          (a) By virtue of the approval of the Merger and this Agreement by the requisite vote of the Stockholders, each of the Stockholders shall be deemed to have agreed to appoint Paul Egerman as its agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Stockholders to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Stockholder or by any such Stockholder against any Indemnified Party or any dispute between any Indemnified Party and any such Stockholder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. A vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Stockholders.
          (b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The Stockholders shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative (“Stockholder Representative Expenses”). A decision, act, consent or instruction of the Stockholder Representative, including but not limited to an amendment, extension or waiver of this Agreement, shall constitute a decision of the Stockholders and shall be final, binding and conclusive upon the Stockholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Stockholders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any decision, act, consent or instruction of the Stockholder Representative.
     7.7 Maximum Payments; Remedy.
          (a) Except as set forth in Section 7.7(b) and Section 7.7(c) hereof, (i) the Escrow Fund shall be the sole and exclusive remedy of the Parent Indemnified Parties with respect to all indemnification claims pursuant to the indemnity set forth in Section 7.2(i), Section 7.2(iii) and Section 7.2(iv) hereof for Losses, and (ii) the maximum amount a Parent Indemnified Party may recover from a Stockholder individually pursuant to the indemnity set forth in Section 7.2(i), Section 7.2(iii) and Section 7.2(iv) hereof for Losses shall be limited to the amounts held in the Escrow Fund with respect to such Stockholder.
          (b) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of the Stockholders in respect of Losses arising out of breaches of the representations and warranties contained in Section 2.2 (Company Capital Structure) and Section 2.11 (Tax Matters) hereof.
          (c) Nothing herein shall limit the liability of either party for any material breach or inaccuracy of any representation, warranty or covenant contained in this Agreement or any Related Agreement if the Merger does not close.
          (d) Except as set forth in Section 7.7(c) hereof, (i) this Section 7.7(d) shall be the sole and exclusive remedy of the Stockholder Indemnified Parties with respect to all indemnification claims pursuant to the indemnity set forth in Section 7.3(i) hereof for Losses, and (ii) the maximum amount, in the aggregate, the Stockholder Indemnified Parties may recover from Parent and Sub pursuant to the indemnity set forth in Section 7.3(i) hereof for Losses shall be limited to the Equity Consideration Value.
          (e) Notwithstanding anything to the contrary set forth in this Agreement, (i) nothing in this Agreement shall limit the liability of the Stockholders or Parent in respect of Losses arising out of breaches of any covenants contained in this Agreement, (ii) a Parent Indemnified Party shall be entitled to recover for, and neither the Basket nor the Deductible shall apply as a threshold to, any and all claims or payments for Losses incurred as a result of any failure by the Company or the Stockholders to perform or comply with any covenant, including Section 5.16 hereof, applicable to it contained in this Agreement, and (iii) a Stockholder Indemnified Party shall be entitled to recover for, and neither the Basket nor the Deductible shall apply as a threshold to, any and all claims or payments for Losses incurred as a result of any failure by Parent to perform or comply with any covenant, including Section 5.16 hereof, applicable to it contained in this Agreement.

ARTICLE VIII
REGISTRATION
     8.1 Filing and Effectiveness of Stockholder Registration Statement. Parent shall use its commercially reasonable efforts to file a registration statement on Form S-3 (or other appropriate form if Form S-3 is not available) or prospective supplement to an existing registration statement of Parent covering the resale to the public by the Stockholders of all shares representing the Stockholder Equity Consideration other than the Escrow Shares (the “Stockholder Registration Statement”) with the SEC within ten (10) business days following the later of (i) the Closing Date and (ii) the delivery to Parent of the Required Financial Information and any auditor consents of the Company or the Surviving Corporation necessary to file the Registration Statement. Parent shall use its commercially reasonable efforts to cause the Stockholder Registration Statement to be automatically effective upon filing, or if automatic effectiveness is not available, to be declared effective by the SEC as soon as practicable; provided, that Parent shall not be required to make any filing with the SEC prior to the date that such filing otherwise would be due. Parent shall cause the Stockholder Registration Statement to remain effective until the one year anniversary of the Closing Date or such earlier time as all of the Stockholder Equity Consideration covered by the Stockholder Registration Statement has been sold pursuant thereto. Parent shall pay the expenses incurred by it in complying with its obligations under this ARTICLE VIII, including, without limitation, all preparation, registration, filing fees, costs and expenses, all exchange listing fees, all fees, costs and expenses of counsel for Parent, accountants for Parent and other advisors or persons retained by Parent in connection with the filing of the Stockholder Registration Statement, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Stockholders in connection with sales under the Stockholder Registration Statement, and (ii) the fees and expenses of any counsel retained by the Stockholders.
     8.2 Limitations on Registration Rights.
          (a) Parent may, by written notice to the Stockholders, (i) delay the filing or effectiveness of the Stockholder Registration Statement, or (ii) suspend the Stockholder Registration Statement after effectiveness and require that the Stockholders immediately cease sales of the Stockholder Equity Consideration pursuant to the Stockholder Registration Statement, in the event that (1) Parent files a registration statement (other than a registration statement on Form S-8 or any successor form) with the SEC for a public offering of its securities, (2) Parent is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that Parent desires to keep confidential for business reasons, if Parent determines in good faith that the public disclosure requirements imposed on Parent under the Securities Act in connection with the Stockholder Registration Statement would require disclosure of such activity, transaction, preparations or negotiations, or (3) Parent determines in good faith that the public disclosure requirements imposed on Parent under the Securities Act in connection with the Stockholder Registration Statement would require Parent to file any information or materials with the SEC prior to the date that such information or materials otherwise would be required to be filed.

          (b) If Parent delays or suspends the Stockholder Registration Statement or requires the Stockholders to cease sales of Stockholder Equity Consideration pursuant to Section 8.2(a) hereof, Parent shall, as promptly as practicable following the termination of the circumstance which entitled Parent to do so, take such actions as may be necessary to file or reinstate the effectiveness of the Stockholder Registration Statement and/or give written notice to all Stockholders authorizing them to resume sales pursuant to the Stockholder Registration Statement. If as a result thereof the prospectus included in the Stockholder Registration Statement has been amended to comply with the requirements of the Securities Act, Parent shall enclose such revised prospectus with the notice to Stockholders given pursuant to this Section 8.2(b), and the Stockholders shall make no offers or sales of Stockholder Equity Consideration pursuant to the Stockholder Registration Statement other than by means of such revised prospectus.
          (c) Notwithstanding the foregoing, Parent shall not suspend the Stockholder Registration Statement pursuant to Section 8.2(a) hereof for more than forty-five (45) days (a “Registration Suspension”) and provided further that Parent shall not cause more than two (2) Registration Suspensions in any twelve (12) month period.
     8.3 Registration Procedures.
          (a) In connection with the filing by Parent of the Stockholder Registration Statement, Parent shall furnish to each Stockholder a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.
          (b) Parent shall use its reasonable commercial efforts to register or qualify all shares representing the Stockholder Equity Consideration covered by the Stockholder Registration Statement under the securities laws of each state of the United States; provided, however, that Parent shall not be required in connection with this Section 8.3(b) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.
          (c) Parent shall notify all Stockholders when the Stockholder Registration Statement has become effective and anytime when resales must cease or may be resumed.
          (d) Parent shall prepare and file with the SEC such amendments and supplements to such Stockholder Registration Statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act.
          (e) If Parent has delivered preliminary or final prospectuses to the Stockholders and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, Parent shall promptly notify the Stockholders and, if requested by Parent, the Stockholders shall immediately cease making offers or sales of shares representing the Stockholder Equity Consideration under the Stockholder Registration Statement and return all prospectuses to Parent. Parent shall promptly provide the Stockholders with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, the Stockholders shall be free to resume making offers and sales under the Stockholder Registration Statement.

          (f) Parent shall cause all Stockholder Equity Consideration issued to the Stockholders to be listed on each securities exchange on which similar securities issued by Parent are then listed.
          (g) If necessary, Parent shall provide a transfer agent, registrar and CUSIP number for the Stockholder Equity Consideration, in each case not later than the effective date of the Stockholder Registration Statement.
     8.4 Requirements of Stockholders.
          (a) The Stockholder Representative is authorized to (i) give and receive notices for and on behalf of the Stockholders in connection with this ARTICLE VIII, and (ii) deliver, as promptly as practicable after receipt from Parent, to the Stockholders the Selling Stockholder Questionnaires (as defined below) in the form provided by Parent to the Stockholder Representative, and collect completed and duly executed Selling Stockholder Questionnaires from the Stockholders.
          (b) Parent shall not be required to include any shares representing Stockholder Equity Consideration held by a particular Stockholder in the Stockholder Registration Statement unless:
               (i) the Stockholder owning such Stockholder Equity Consideration shall have delivered to the Stockholder Representative not later than the Closing Date, in writing such information regarding such Stockholder and the proposed sale of Stockholder Equity Consideration by such Stockholder as Parent may reasonably request and as is customarily required in connection with the Stockholder Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities (“Selling Stockholder Questionnaire”). The Selling Stockholder Questionnaire shall include an agreement by the Stockholders to indemnify Parent and each of its directors and officers against, and hold Parent and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which Parent or such directors and officers may become subject by reason of any statement or omission in the Stockholder Registration Statement made in reliance upon, or in conformity with, a written statement by such Stockholder furnished pursuant to this section, provided, however, that in no event shall such indemnification by any Stockholder exceed the net proceeds received by such Stockholder from the sale of the Stockholder Equity Consideration pursuant to the Stockholder Registration Statement; and
               (ii) the Stockholder Representative shall have delivered to Parent all completed and executed Selling Stockholder Questionnaires by the Closing Date. To the extent that any Selling Stockholder Questionnaires are delivered to Parent after the Closing Date but prior to the time that the Stockholder Registration Statement is declared effective by the SEC (or becomes automatically effective upon filing), Parent shall use commercially reasonable efforts to include the Stockholder Equity Consideration represented by such Selling Stockholder Questionnaires in the Stockholder Registration Statement.

     8.5 Assignment of Rights. A Stockholder may not assign any of its rights under this ARTICLE VIII except in connection with the transfer of some or all of his, her or its Stockholder Equity Consideration to (i) an immediate family member, a charitable trust, or to a trust for their benefit, or (ii) a tax exempt organization under Section 501(c)(3) of the Code, provided each such transferee agrees in a written instrument delivered to Parent to be bound by the provisions of this ARTICLE VIII.
     8.6 Assumption of Options. In the event that Parent elects to assume Company Options and/or Company RSUs pursuant to Section 1.6(e) hereof, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Common Stock for delivery upon exercise of the Assumed Options and upon the vesting of Assumed Units in accordance with Section 1.6(e) hereof. As promptly as practicable following the Effective Time, in the event that Parent elects to assume Company Options and/or Company RSUs pursuant to Section 1.6(e) hereof, Parent shall file a registration statement on Form S-8 (or any successor form) with respect to the Parent Common Stock subject to such Assumed Options and Assumed Units held by persons who become employees or consultants of the Surviving Corporation and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Assumed Options and/or Assumed Units remain outstanding.
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
     9.1 Termination. Except as provided in Section 9.1 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:
          (a) by unanimous agreement of the Company and Parent;
          (b) by Parent or the Company if the Closing Date shall not have occurred by October 7, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;
          (c) by Parent or the Company if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Entity that would make consummation of the Closing illegal;
          (d) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (i) prohibit Parent’s ownership or operation of any portion of the business of the Company, or (ii) compel Parent or the Company to dispose of or hold separate all or any portion of the business or assets of the Company or Parent as a result of the Merger;

          (e) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company or the Stockholders contained in this Agreement such that the conditions set forth in Section 6.2(a) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to the Company and the Stockholder Representative; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or
          (f) by the Company if none of the Company or the Stockholders is in material breach of their respective obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 6.3(a) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.
     9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Company or the Stockholders, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 5.3, 5.4 and 5.5 hereof, ARTICLE X hereof and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this ARTICLE IX.
     9.3 Termination Fee. In the event that after the Termination Date this Agreement is terminated pursuant to Section 9.1(b) hereof (the “Termination”) Parent shall promptly pay the Company the fee set forth on Exhibit G hereto (the “Termination Fee”). Notwithstanding the foregoing, Parent shall have no obligation to pay the Termination Fee if at the time of such Termination an event shall have occurred that would cause a failure of any of the conditions set forth in Section 6.2 of this Agreement. In the event the Termination Fee has been paid and the Company enters into an agreement for, or completes, an Alternative Transaction within three (3) months of the date of termination of this Agreement, the Company shall promptly refund the Termination Fee to Parent. For purposes of this Agreement, an “Alternative Transaction” shall mean any of the following transactions or series of transactions involving Total Consideration with a value in excess of $480,000,000 (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution, similar transaction, involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than sixty percent (60%) of the aggregate equity interest in the surviving or resulting entity of such transaction, (ii) a sale, license, lease or other disposition by the Company of assets representing in excess of forty percent (40%) of the aggregate fair market value of the Company’s business immediately prior to such sale (an “Asset Sale”), or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of forty percent (40%) of the voting power of the then outstanding shares of capital stock of the Company. For purposes of this Agreement, “Total Consideration”

shall mean (i) in the case of the sale, exchange or purchase of the Company’s equity securities, the total consideration paid for such securities (including amounts paid to holders of options, warrants and convertible securities) and (ii) in the case of an Asset Sale, the total consideration paid for such assets plus the principal amount of all indebtedness for borrowed money assumed by the purchaser. Amounts paid into escrow and contingent payment in connection with any Alternative Transaction will be included as part of the Total Consideration. For purposes of determining Total Consideration in any transaction, the fair market value of securities exchanged shall be the volume-weighted sales price per share for the five (5) business day period concluding on the day before the effective time of such transaction if such securities are publicly traded, or, if such securities are not publicly traded, the most recent good faith determination of their fair market value by the issuer’s board of directors or a nationally recognized third party appraiser.
     9.4 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 9.4, the Stockholders agree that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Stockholders whether or not they have signed such amendment.
     9.5 Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 9.5, the Stockholders agree that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Stockholders whether or not they have signed such extension or waiver.
ARTICLE X
GENERAL PROVISIONS
     10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

(a)	if to Parent or Sub, to:

Nuance Communications, Inc.
1 Wayside Road
Burlington, MA 01803
Attention: Senior Vice President Corporate Development
Facsimile No.: (781) 565-5001

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
1700 K Street, NW, Fifth Floor
Washington, DC 20006
Attention: Robert Sanchez, Esq.
Facsimile No.: (202) 973-8899

(b)	if to the Company or the Stockholder Representative, to:

eScription, Inc.
160 Gould Street
Needham, MA 02494
Attention: Paul Egerman, Chief Executive Officer
Facsimile No. (781) 455-1116

Paul Egerman
77 Westcliff Road
Weston, MA 02493
Facsimile No. (781) 431-7259

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attention: Mary-Laura Greely, Esq.
Facsimile No. (617) 542-2241

(c)	if to the Escrow Agent, to:

U.S. Bank National Association
Corporate Trust Services
225 Asylum Street, 23rd Floor
Hartford, CT 06103
Attention: Crystal Deperry
Re: [Project Easton Escrow]

Telephone No. (860) 241-6829
Facsimile No. (860) 241-6881

     10.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     10.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
     10.4 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Confidential Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) are not intended to confer upon any other person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.
     10.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     10.6 Other Remedies; Specific Performance. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.
     10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 7.5(f) hereof, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Suffolk County, Commonwealth of Massachusetts, Business Litigation Session, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the Commonwealth of Massachusetts for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.
     10.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     10.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
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     IN WITNESS WHEREOF, Parent, Sub, the Company, the Stockholder Representative and the Escrow Agent have caused this Agreement and Plan of Merger to be signed, all as of the date first written above.

NUANCE COMMUNICATIONS, INC.

By:	/s/ Paul Ricci

Name:	Paul Ricci
Title:	Chief Executive Officer

ESCRIPTION, INC.

By:	/s/ Paul Egerman

Name:	Paul Egerman
Title:	Chief Executive Officer

EASTON ACQUISITION CORPORATION

By:	/s/ James R. Arnold

Name:	James R. Arnold
Title:	President

STOCKHOLDER REPRESENTATIVE

/s/ Paul Egerman

Name:	Paul Egerman

U.S. Bank National Association, as Escrow Agent:

By:	/s/ Arthur Blakeslee

Name:	Arthur Blakeslee
Title:	Vice President
[Signature Page to Agreement and Plan of Merger]